As filed with the Securities and Exchange Commission on November 25, 1997

                                                      Registration No. 333-33569

--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                          -----------------------------


                          PRE-EFFECTIVE AMENDMENT NO. 1

                                   ON FORM S-3

                            TO REGISTRATION STATEMENT

                                  ON FORM SB-2

                        UNDER THE SECURITIES ACT OF 1933



                          -----------------------------



                           PALATIN TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


            DELAWARE                                    95-4078884
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)


                         214 CARNEGIE CENTER, SUITE 100
                               PRINCETON, NJ 08540
                                 (609) 520-1911
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                                          COPY TO:
EDWARD J. QUILTY, CHAIRMAN OF THE BOARD,           IRWIN M. ROSENTHAL, ESQ.
 PRESIDENT AND CHIEF EXECUTIVE OFFICER      RUBIN BAUM LEVIN CONSTANT & FRIEDMAN
    214 CARNEGIE CENTER, SUITE 100            30 ROCKEFELLER PLAZA, 29TH FLOOR
         PRINCETON, NJ 08540                        NEW YORK, NY 10112
            (609) 520-1911                            (212) 698-7700

 (Name, address, including zip code,
 and telephone number, including area
     code, of agent for service)

                          -----------------------------


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: from time to time, following the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

  Title of each
     class of                                 Proposed         Proposed maximum
 securities to be      Amount to be       maximum offering    aggregate offering      Amount of
    registered          registered       price per unit (1)       price (1)       registration fee

Common Stock            3,067,883 (2)         $7.53125          $23,104,993.84      $7,001.51 (2)


(1) Calculated pursuant to Rule 457(c) under the Securities Act of 1933 and based on the average of the high and low prices of the registrant's common stock reported on The Nasdaq SmallCap Market(sm) on November 24, 1997.

(2) On September 5, 1997, the Company effected a 1-for-4 reverse split of the Common Stock. Accordingly, the 14,266,197 shares of Common Stock included in the registration statement filed on August 13, 1997 became 3,566,549 shares of Common Stock effective September 5, 1997. A registration fee of $7,565.41 relating to the registration of the 3,566,549 shares of Common Stock (on a post-reverse split basis) was previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                 Subject to Completion, dated November 25, 1997

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS


                               [GRAPHIC OMITTED]


                           PALATIN TECHNOLOGIES, INC.

                        6,634,432 SHARES OF COMMON STOCK

     This Prospectus relates to the offering (the "Offering") of up to 6,634,432 shares (the "Registered Shares") of the common stock, $.01 par value per share (the "Common Stock") of Palatin Technologies, Inc. (the "Company"), which may be sold from time to time by the selling stockholders named in this Prospectus (each, a "Selling Stockholder," together, the "Selling Stockholders"). The Registered Shares consist of: (i) up to 2,777,739 shares of Common Stock issuable on conversion of 137,780 shares of the Company's Series A Convertible Preferred Stock, $.01 par value per share ("Series A Convertible Preferred Stock"); (ii) up to 277,770 shares of Common Stock issuable on conversion of 13,778 shares of Series A Convertible Preferred Stock issuable on exercise of Preferred Stock Placement Warrants issued to designees of Paramount Capital, Inc. ("Paramount"); (iii) up to 3,055,509 shares of Common Stock issuable upon adjustment in the conversion price of Series A Convertible Preferred Stock (the "Contingent Shares") (see "Description of Securities"); (iv) up to 69,122 shares of Common Stock issuable on exercise of Class C Warrants; (v) up to 177,788 shares of Common Stock issuable on exercise of Common Stock Placement Warrants issued to designees of Paramount; (vi) up to 39,167 shares of Common Stock issuable on exercise of Class B Warrants; (vii) up to 1,953 shares of Common Stock issuable on exercise of Class B Placement Warrants issued to designees of Paramount; (viii) up to 138,241 shares of Common Stock issued or issuable on exercise of Class A Warrants, of which 55,296 shares of Common Stock are outstanding as of the date of this Prospectus; (ix) up to 20,733 shares of Common Stock issuable on exercise of Class A Placement Warrants issued to designees of Paramount; (x) 63,910 shares of Common Stock issued to the designee of the Company's largest creditor to pay accrued interest as of April 30, 1997; and (xi) up to 12,500 shares of Common Stock issuable on exercise of Financial Services Advisory Agreement Warrants issued to a designee of Paramount. The resale of the Registered Shares is covered by this Prospectus.

     The Common Stock is traded on The Nasdaq SmallCap Market(sm) (the "Nasdaq SmallCap"), under the symbol "PLTN." No other security of the Company is listed on any securities exchange or quoted in any over-the-counter market. On November 19, 1997, the last sale price of Common Stock as reported on the Nasdaq SmallCap was $8.00.

     Selling Stockholders may, without notice to the Company, sell the Registered Shares from time to time directly to purchasers or through underwriters, brokers, dealers or agents, on securities exchanges, in the over-the-counter market, and/or in privately negotiated transactions. The price of the Registered Shares to the public will, therefore, depend on the time and nature of each sale. Each Selling Stockholder will pay all underwriting discounts and selling commissions applicable to the sale of such Selling Stockholder's Registered Shares. Underwriting discounts and selling commissions will vary and may or may not apply to any given sale. The Company will receive no proceeds from the sale of the Registered Shares. The Company will bear all expenses, estimated at $105,000, incurred in connection with the registration of the Registered Shares under the Securities Act of 1933, as amended (the "Securities Act") and qualification or exemption of the Registered Shares under state securities laws, excluding fees of legal counsel for any Selling Stockholder. See "Use of Proceeds" and "Plan of Distribution."



                          -----------------------------




THE REGISTERED SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.



                          -----------------------------




THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                          -----------------------------




                 THE DATE OF THIS PROSPECTUS IS _______ __, 1997

                    [INSIDE FRONT COVER PAGE OF PROSPECTUS ]
--------------------------------------------------------------------------------


                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and accordingly files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). All such reports, proxy statements and other information may be inspected and copied at the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, and at its Regional Offices at Seven World Trade Center, 13th Floor, New York, NY 10048, and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. The Company is an electronic filer, and the Commission maintains a Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The Common Stock is listed on the Nasdaq SmallCap, and reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington D.C. 20006.

        This Prospectus constitutes a part of a Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act (together with all amendments, schedules and exhibits thereto, the "Registration Statement"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.



                       DOCUMENTS INCORPORATED BY REFERENCE

        The following documents previously filed with the Commission are hereby incorporated by reference into this Prospectus:

        1. The Company's Annual Report on Form 10-KSB for the year ended June 30, 1997, as filed with the Commission on September 26, 1997;

        2. The description of the Common Stock of the Company contained in its Registration Statement under the Exchange Act on Form 8-A filed on October 22, 1993; and

        3. The Company's Quarterly Report on Form 10-QSB for the three months ended September 30, 1997, as filed with the Commission on November 14, 1997.

        All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be part of this Prospectus from the date of filing thereof.

        Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus or such Registration Statement.

        The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). The address and telephone number to which such request is to be directed are:
Stephen T. Wills, Vice President, Palatin Technologies, Inc., 214 Carnegie Center, Suite 100, Princeton, NJ 08540, telephone (609) 520-1911.

                                BUSINESS SUMMARY

        The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including "Risk
Factors," and financial statements appearing elsewhere or incorporated by reference in this Prospectus.

        Certain statements in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: delays in product development; problems or delays with clinical trials; failure to receive or delays in receiving regulatory approval; lack of enforceability of patents and proprietary rights; lack of reimbursement; general economic and business conditions; industry capacity; industry trends; competition; material costs and availability; changes in business strategy or development plans; quality of management; availability, terms and deployment of capital; business abilities and judgment of personnel; availability of qualified personnel; changes in, or the failure to comply with, government regulations; and other factors referenced in this Prospectus. When used in this Prospectus, statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "anticipates," "plans," "intends," "expects" and similar expressions are intended to identify such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

THE COMPANY

        The Company is a development-stage biopharmaceutical company dedicated to developing and commercializing products and technologies for diagnostic imaging, cancer therapy and ethical drug development utilizing peptide, monoclonal antibody and radiopharmaceutical technologies. The Company concentrates its activities in two technology areas, each of which the Company believes may be used to develop products with potential diagnostic and therapeutic applications. These technologies involve the Company's (i) patent-pending Metal Ion-induced Distinctive Array of Structures ("MIDAS(TM)") metallopeptide technology ("MIDAS technology") and (ii) patented and patent-pending direct radiolabeling technology.

        The Company believes that the MIDAS technology represents a platform technology which may enable the design and synthesis of novel peptide analogs or mimics. Further, the Company believes that its MIDAS technology may provide the Company with the flexibility to generate its own pharmaceutical products, and the ability to target and complement existing product portfolios and technological bases of other companies. The Company intends to seek to enter into collaborative arrangements to assist in development, manufacturing and marketing of certain proposed products utilizing the MIDAS technology. The Company has entered into a license option agreement as to certain proposed products based on MIDAS technology.

        The Company is developing two proposed products incorporating its direct radiolabeling technology, (i) LeuTech(TM), an infection and inflammation imaging product, and (ii) PT-5, a radiotherapeutic peptide somatostatin analog for cancer therapy. The Company is devoting substantial efforts and resources to the development of LeuTech, which the Company believes will be its first proposed product to enter Ccompany-sponsored clinical trials. The Company anticipates seeking one or more marketing partners for LeuTech prior to product approval.

        The Company is at an early stage of development and has not yet completed the development of any products based on either its MIDAS technology or its direct radiolabeling technology. Accordingly, the Company has not begun to market or generate revenues from the commercialization of any such products. It will be a number of years, if ever, before the Company will recognize significant revenues from product sales or royalties. The Company's technologies and products under development will require significant time-consuming and costly research, development, pre-clinical studies, clinical testing, regulatory approval and significant additional investment prior to their commercialization, which may never occur. There can be no assurance that the Company's research and development programs will be successful, that its products will exhibit the expected biological results in humans, will prove to be safe and efficacious in clinical trials or will obtain the required regulatory approvals or that the Company or its collaborators will be successful in obtaining market acceptance of any of the Company's products. There can be no assurance that the Company will be successful in entering into strategic alliances or collaborative arrangements on commercially reasonable terms, if at all, or that such arrangements will be successful, or that the parties with which the Company will establish arrangements will perform their obligations under such arrangements. The Company or its collaborators may encounter problems and delays relating to research and development, regulatory approval, manufacturing and marketing. The failure by the Company to address successfully such problems and delays would have a material adverse effect on the Company. In addition, no assurance can be given that proprietary rights of third parties will not preclude the Company from marketing its proposed products or that third parties will not market superior or equivalent products.

MIDAS TECHNOLOGY

        Role and Function of Peptides. Peptides, short chains of amino acids, play important roles in regulating a variety of biological functions. Natural peptides function by conforming or bending to fit specific molecules on cell surfaces, called receptors, thereby signaling the cell to initiate a biological activity. Some important biological functions that are affected in this manner include overall growth and behavior, inflammatory responses, immune responses and wound healing.

        In order to effectively regulate cell signaling, a peptide must bind to its target receptor with high affinity. The affinity of a peptide for its target receptor is highly dependent on its three-dimensional shape or conformation. Many naturally occurring peptides are flexible and can take on multiple conformations, allowing them to interact with more than one type of cell receptor, and to control multiple functions within the body. However, when such peptides are used as drugs, this multiple reactivity is a disadvantage as it may lead to side effects. The ability to construct high-affinity, receptor-specific peptides offers a significant opportunity to develop potent receptor-specific drugs.

        Introduction to MIDAS Technology. The Company believes that its patent-pending MIDAS technology can be used to rationally design and produce receptor-specific drugs. Using MIDAS, highly stable metallopeptide complexes are formed, in which the metal ion locks or constrains the peptide into a specific conformation. By designing MIDAS peptides to mimic the conformation required for a specific receptor, a stable, receptor-specific drug, with high affinity and enhanced biological activity, can be made. Radiopharmaceutical products, which may be diagnostic or therapeutic, may be developed using radioactive metal ions in MIDAS peptides. Non-radioactive metal ions may be used in the development of biopharmaceutical MIDAS peptides.

        The Company is engaged in research and development on a number of product opportunities for its MIDAS technology, including use as a thrombosis imaging agent, an infection imaging agent and an immunostimulatory agent. No prediction can be made, however, as to when or whether the areas in which there are ongoing MIDAS technology research projects will yield scientific discoveries, or whether such research projects will lead to commercial products

        Other Potential Opportunities. The Company is evaluating a number of product opportunities for its MIDAS technology, and believes that this technology may have medical applications in a variety of areas, including immune disorders, cancers and cardiology. The Company intends to expand research and development of MIDAS technology applications primarily through strategic alliances with other entities. No assurances can be made regarding the establishment or the timing of such alliances, and the failure to establish such alliances on a timely basis could limit the Company's ability to develop MIDAS technology and could have a material adverse effect on the Company. The Company expects to devote resources to expand research and development of MIDAS technology to the extent funding is available.

        Option Agreement with Nihon. The Company entered into a License Option Agreement (the "Option Agreement") with Nihon Medi-Physics Ltd. ("Nihon"), a Japanese developer and manufacturer of radiopharmaceutical drugs, and received an initial payment of $1,000,000 before Japanese withholding taxes of $100,000. Pursuant to the Option Agreement (i) Nihon has an option to exclusively license certain jointly developed radiopharmaceutical diagnostic products based on the Company's MIDAS technology and (ii) Nihon can maintain its option by making certain milestone payments based on progress in product development. Nihon may exercise its right to negotiate a license agreement at any time upon notice and payment of additional monies to the Company. There can be no assurance that future payments provided for in the Option Agreement will be made, that the Company and Nihon will ever enter into a definitive license agreement, or that a definitive strategic alliance between the Company and Nihon will result in the development or commercialization of any product. In the event that Nihon gives notice of its right to negotiate a license agreement, and the parties cannot agree on terms of such license agreement, the Company may be required to repay $550,000 to Nihon. Failure to enter into a definitive license agreement, or being required to repay certain monies to Nihon, may have a material adverse effect on the Company.

DIRECT RADIOLABELING TECHNOLOGY

        The Company has developed and patented radiolabeling technologies for the direct radiolabeling of antibodies, peptides and other proteins with diagnostic and therapeutic radioisotopes.

        LeuTech Diagnostic Imaging Product. LeuTech, a proposed product under development that utilizes direct radiolabeling technology, is a murine (or mouse) monoclonal antibody-based product designed to be labeled with the diagnostic radioisotope technetium-99m. When labeled with technetium-99m, LeuTech is intended to be used for diagnosis of infections, occult abscesses, sites of inflammatory disease and other conditions involving high concentrations of white blood cells.

        The Company believes that LeuTech can be used for the rapid diagnosis of a variety of difficult to diagnose infections and occult abscesses. Occult abscesses are hidden infections that are generally characterized as being highly localized. Examples of typical occult abscesses include infections of the intra-abdominal area, such as intestinal, spleen, liver or urinary tract abscesses, as well as bone, prosthetic and other abscesses. In a typical abscess, as in most infections, large numbers of white blood cells congregate at the site of the infection. Thus, if the location of concentrations of white blood cells is known, the site of the infection is also known. It is crucial in the diagnosis and treatment of occult abscesses that the location of the infection be determined, as location will frequently determine the type of therapy which is appropriate.

        The most specific procedure currently available for nuclear medicine imaging of sites of infection involves removal of blood from the patient, isolating white blood cells from the patient's blood, radiolabeling the white blood cells and injecting the radiolabeled white blood cells back into the patient. The radiolabeled white blood cells then localize at the site of the infection, and can be detected using nuclear medicine diagnostic equipment. This procedure is expensive, involves risks to patients and technicians associated with blood handling, is difficult to perform and generally takes at least twelve hours.

        LeuTech has been formulated as a lyophilized, or freeze-dried, kit containing the modified antibody and reagents required for the radiolabeling process. Prior to use, LeuTech will be labeled with technetium-99m by a radiopharmacy or by a hospital's nuclear medicine department. LeuTech is designed to bind, in the body, to white blood cells already present at the site of the infection or circulating in the blood stream. Therefore, LeuTech does not require handling or processing of patient blood.

        Preliminary clinical trials have been conducted under an Investigational New Drug Application ("IND") submitted to the United States Food and Drug Administration ("FDA") and held in the name of an investigator, using purified antibody or kits provided by the Company. Forty patient studies have been completed at UCLA/Harbor Medical Center in Los Angeles, with images obtained in a variety of diseases, including acute and suspected appendicitis, pulmonary infections and other abdominal infections. In seven cases satisfactory images were not obtained, due primarily to labeling or product formulation failures with early kit formulations. In some cases, diagnostic images have been obtained within five minutes of administration of LeuTech, and in all cases in which a definitive diagnosis could be made, diagnostic images have been obtained within 90 minutes. An additional seventeen patient studies were completed in Germany at the University of Gottingen, using kits manufactured by a third party to the Company's specifications, with images obtained in osteomyelitis and soft tissue infections. The Company has filed an IND on LeuTech with the FDA in the Company's name, but has not yet initiated clinical trials under that IND.

        The Company has entered into an exclusive royalty-bearing license agreement with The Wistar Institute of Anatomy and Biology ("Wistar Institute") to use the antibody and cell line used for LeuTech for a defined field of use. Failure to meet the performance criteria for any reason or any other event of default under the license agreement leading to termination of the license agreement with Wistar Institute would have a material adverse effect on the Company. While the Company has negotiated a long-term contractual arrangement for the manufacture of the purified antibody necessary for LeuTech, there can be no assurance that such contractor will be able to successfully manufacture purified antibody for LeuTech on a sustained basis, that such contractor will remain in the contract manufacturing business for the time required by the Company, or that the Company will be able to enter into such contractual arrangements as to other steps and components required to manufacture LeuTech. To date, the Company has only manufactured LeuTech in lots preparatory to initiating clinical trial use, and has not determined whether commercial quantities of LeuTech in conformity with these standards can be manufactured on a sustained basis at an acceptable cost. Such manufacture must be done under good manufacturing practices ("GMP") requirements prescribed by the FDA and other agencies. Certain steps in the manufacture of LeuTech, including contract manufacture of purified antibody, vialing and lyophilization, have been done under GMP.

        The Company has initiated clinical trials with LeuTech under its IND, and intends to complete Phase III clinical trials and file regulatory applications to market with the FDA in the second half of 1998. There can be no assurance that the Company's LeuTech development program will be successful, that the FDA will permit the Company's planned clinical trials to proceed, that LeuTech will prove to be safe and efficacious in clinical trials, that LeuTech can be manufactured in commercially required quantities on a sustained basis at an acceptable price, that LeuTech will obtain the required regulatory approvals or that the Company or its collaborators will be successful in obtaining market acceptance of LeuTech. The Company or its collaborators may encounter problems and delays relating to research and development, regulatory approval, manufacturing and marketing of LeuTech.

        PT-5 Cancer Therapeutic Product. PT-5 is a rhenium-labeled somatostatin peptide analog being developed by the Company which is intended to treat cancers by regional delivery of tumor cell-targeted radiotherapy. PT-5 binds to somatostatin receptors. Somatostatin is a natural peptide hormone involved in the regulation of cell growth and differentiation, and somatostatin receptors are over-expressed on a wide variety of cancers. PT-5 is intended to target such cancers and deliver a therapeutic dose of rhenium-188, a radioisotope which emits high energy beta radiation, to the cancer.

        The Company has developed a reproducible, easy to use, and high efficiency direct radiolabeling method for PT-5; developed a lyophilized final product formulation; conducted biodistribution studies of PT-5 in normal animals using several different routes of administration, including intravenous and intra-cavity administration; conducted biodistribution studies of PT-5 in tumor-bearing animals; and demonstrated that PT-5 has a specific therapeutic effect in animal models of three different human tumors -- lung, prostate and breast cancers.

        The Company believes PT-5 may have applications for local or regional administration to any compartmentalized cancer which is somatostatin-receptor positive. The cancer must be compartmentalized in order for local or regional administration to work and must express somatostatin receptors in reasonably high levels in order to obtain the targeting benefits of PT-5. Expression of somatostatin receptors varies by type of cancer. However, until clinical trials are completed, specific clinical utility and applications, if any, cannot be determined.

        The Company is working with researchers at the University of Bonn in Germany to initiate clinical trials of patients with bronchial cancer metastatic to the pleural cavity. PT-5 will be administered by infusion directly into the pleural cavity. This trial is primarily designed to obtain safety and dose response data, and secondarily to obtain evidence of efficacy, including tumor stasis or regression and improvement in cancer-associated biological markers.

        PT-5 requires a source of radioactive rhenium, preferably rhenium-188. This isotope can be produced by a variety of methods, including a generator system; however, clinical grade radioactive rhenium is not currently available in the United States. The Company is aware of an experimental generator system developed in the United States by Oak Ridge National Laboratory, and an additional experimental generator system available in Europe. The Company does not intend to seek to commercialize any source of radioactive rhenium, but is aware of other companies seeking to commercialize radioactive rhenium. There can be no assurance that, regardless of the status of product development by the Company, any acceptable form of radioactive rhenium will ever be commercially available in the United States or other countries at acceptable prices, if at all, in which event the Company may never be able to develop or commercialize PT-5.

        The Company is discussing entering into a collaborative arrangement with a third party to use a specific somatostatin analog for PT-5, and both parties are waiting to evaluate the results of preliminary clinical trials. There can be no assurance that the Company will be able to conclude a collaborative arrangement on acceptable terms, if at all. If the Company cannot conclude such arrangement, the Company will either abandon PT-5 development or seek to develop a substitute using MIDAS technology. There can be no assurance that the Company will be able to enter into an arrangement with another party on acceptable terms if at all, or will be able to develop a substitute using MIDAS technology in a reasonable period of time, or at all. There can be no assurance that the Company's PT-5 development program will be successful, that PT-5 will exhibit the expected biological results in humans, that PT-5 will prove to be safe and efficacious in clinical trials, that the Company will obtain the required regulatory approvals for PT-5, or that the Company or its collaborators will be successful in obtaining market acceptance of PT-5. The Company or its collaborators may encounter problems and delays relating to research and development, regulatory approval, manufacturing and marketing of PT-5.

EXECUTIVE OFFICES

        The address of the Company's principal executive offices is Palatin Technologies, Inc., 214 Carnegie Center, Suite 100, Princeton, NJ 08540, and the telephone number is (609) 520-1911.



                                  RISK FACTORS

AN INVESTMENT IN THE REGISTERED SHARES IS HIGHLY SPECULATIVE IN NATURE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY PERSONS WHO CANNOT AFFORD A LOSS OF THEIR ENTIRE INVESTMENT. EACH PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY THE RISKS INHERENT IN AND AFFECTING BOTH THE BUSINESS OF THE COMPANY AND THE VALUE OF THE COMMON STOCK AND SPECULATIVE FACTORS INCLUDING, WITHOUT LIMITATION, THE FOLLOWING RISK FACTORS, AS WELL AS OTHER INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION.

        EARLY STAGE OF DEVELOPMENT; UNCERTAINTY OF PRODUCT DEVELOPMENT; TECHNOLOGICAL UNCERTAINTY. The Company is at an early stage of development and has not yet completed the development of any products based on either its MIDAS technology or its direct radiolabeling technology. Accordingly, the Company has not begun to market or generate revenues from the commercialization of any such products. It will be a number of years, if ever, before the Company will recognize significant revenues from product sales or royalties. The Company's technologies and products under development will require significant time-consuming and costly research, development, preclinical studies, clinical testing, regulatory approval and significant additional investment prior to their commercialization, which may never occur. There can be no assurance that the Company's research and development programs will be successful, that its products will exhibit the expected biological results in humans, that its products will prove to be safe and efficacious, that its products will obtain the required regulatory approvals, demonstrate substantial therapeutic or diagnostic benefit, be commercialized on a timely basis, experience no design or manufacturing problems, be manufactured on a large scale, or be economical to market, or that the Company or its collaborators will be successful in obtaining market acceptance of any of the Company's products or generate sufficient revenue to support research and development programs. There can be no assurance that the Company will be successful in entering into strategic alliances or collaborative arrangements on commercially reasonable terms, if at all, that such arrangements will be successful, or that the parties with which the Company will establish arrangements will perform their obligations under such arrangements. The Company or its collaborators may encounter problems and delays relating to research and development, regulatory approval, manufacturing and marketing. The failure by the Company to successfully address such problems and delays would have a material adverse effect on the Company. In addition, no assurance can be given that proprietary rights of third parties will not preclude the Company from marketing its proposed products or that third parties will not market superior or equivalent products.

        HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT. The Company has incurred net operating losses since its inception (January 28, 1986) and, as of September 30, 1997, had an accumulated deficit of approximately $15.4 million, which has increased to date. The Company anticipates incurring additional losses over at least the next several years and such losses are expected to increase as the Company expands its research and development activities relating to its MIDAS technology and its direct radiolabeling technology. To achieve profitability, the Company, alone or with others, must successfully develop its technologies and products, conduct preclinical studies and clinical trials, obtain required regulatory approvals and successfully manufacture, introduce and market such technologies and products. The time required to reach profitability is highly uncertain, and there can be no assurance that the Company will be able to achieve profitability on a sustained basis, if at all.

        NEED FOR ADDITIONAL FINANCING AND ACCESS TO CAPITAL. The Company has incurred negative cash flow from operations since its inception. The Company has expended, and will continue to expend in the future, if available, substantial funds to continue its research and development programs, including preclinical studies and clinical trials, to seek regulatory approval of its products, to develop manufacturing and marketing capabilities, and to fund the growth that is expected to occur if any of its proposed products are approved for marketing. Further, the Company has significant long-term debt that is due and payable during the fiscal years ending June 30, 1998 and 1999. The Company expects that its existing capital resources will be adequate to make scheduled debt payments and to fund its operations through June 1998. No assurance can be given that there will be no events affecting the Company's operations that would deplete available resources significantly before such time. The Company's future capital requirements depend on many factors, including continued progress in its research and development activities, progress with preclinical studies and clinical trials, prosecuting and enforcing patent claims, technological and market developments, the ability of the Company to establish product development arrangements, the cost of manufacturing scale-up and effective marketing activities and collaborative or other arrangements. The Company will seek to obtain additional funds through public or private financings, including equity or debt financings, collaborative or other arrangements with corporate partners and others, and from other sources. No assurance can be given that additional financing will be available when needed, if at all, or on terms acceptable to the Company. If adequate additional funds are not available, the Company may be required to delay, scale back or eliminate certain of its research or development activities, its manufacturing and marketing efforts, or require the Company to license to third parties certain products or technologies that the Company would otherwise seek to commercialize itself. If adequate funds are not available, there will be a material and adverse effect on the Company.

        POTENTIAL VOLATILITY OF PRICE; LOW TRADING VOLUME. The market price of the Common Stock, like that of many other development-stage public pharmaceutical or biotechnology companies, has been highly volatile and may be so in the future. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, disclosure of results of preclinical and clinical testing, adverse reactions to products, governmental regulation and approvals, developments in patent or other proprietary rights, public or regulatory agency concerns as to the safety of products developed by the Company, litigation and general market conditions may have a significant adverse effect on the market price of the Common Stock. In addition, in general, the Common Stock has been thinly traded, which may affect the ability of the Company's stockholders to sell shares of the Common Stock in the public market. There can be no assurance that a more active trading market will develop in the future. From June 26, 1996 (the business day following the merger of a newly-formed, wholly-owned subsidiary of the Company with and into RhoMed Incorporated, a New Mexico corporation ("RhoMed"), pursuant to which all of the outstanding equity securities of RhoMed were exchanged for Common Stock of the Company (the "Merger")) to November 19, 1997, the Company's Common Stock has traded at per share prices between $55 and $5. There can be no assurance that this high level of volatility will not persist in the future and that purchasers of the Registered Shares will not be adversely affected. Further, the stock market has from time to time experienced extreme price and volume fluctuations that may be unrelated to the operating performance of particular companies. Such fluctuations may adversely affect the price of the Common Stock.

        PATENTS AND PROPRIETARY RIGHTS, NO ASSURANCE OF ENFORCEABILITY OR SIGNIFICANT COMPETITIVE ADVANTAGE. In general, the patent positions of companies relying upon biotechnology are highly uncertain and involve complex legal and factual questions. To date, there has emerged no consistent policy regarding the breadth of claims that are properly accorded to biotechnology patents. There can be no assurance that patents will issue from the patent applications filed by the Company or its licensors or that the scope of any claims granted in any patent will provide meaningful proprietary protection or a competitive advantage to the Company. There can be no assurance that the validity or enforceability of patents issued or licensed to the Company will not be challenged by others or, if challenged, will be upheld by a court. In addition, there can be no assurance that competitors will not be able to circumvent any patents issued or licensed to the Company. In the United States, patent applications are maintained in secrecy until they issue as patents, and thus publications in the patent literature lag behind actual discoveries. Scientific publications also generally appear after a patent application, if any, is filed. As a result of delayed publication, the Company cannot be certain that its scientists were the first to make inventions covered by its patents and patent applications.

        In the event another party has also filed a patent application relating to an invention claimed in a Company patent application, the Company may be required to participate in an interference proceeding adjudicated by the United States Patent and Trademark Office to determine priority of invention. The possibility of an interference proceeding could result in substantial uncertainties and cost for the Company, even if the eventual outcome is favorable to the Company. An adverse outcome could result in the Company losing patent protection for the subject of the interference, subject the Company to significant liabilities to third parties and require the Company to obtain license rights from third parties at undetermined cost or to cease using the technology.

        While no valid patent that would be infringed by manufacture, use or sale of the Company's proposed products has come to the attention of the Company, the Company's proposed products are still in the development stage, and neither their formulations nor their method of manufacture is finalized. Moreover, patents the claims of which would be infringed by the Company's commercial activities may not have issued as yet. There can thus be no assurance that the manufacture, use or sale of the Company's proposed products will not infringe patent rights of others. The Company may be unable to avoid infringement of any such patents and may have to seek a license, defend an infringement action, or challenge the validity of such patents in court. There can be no assurance that a license will be available to the Company, if at all, upon terms and conditions acceptable to the Company or that the Company will prevail in any patent litigation. Patent litigation is costly and time consuming, and there can be no assurance that the Company will have sufficient resources to pursue such litigation. If the Company does not obtain a license under any such patents, is found liable for infringement, or is not able to have them declared invalid, the Company may be liable for significant money damages, may encounter significant delays in bringing products to market, or may be precluded from participating in the manufacture, use or sale of products or methods of treatment covered by such patents.

        The Company relies substantially in its product development activities on certain technologies which are neither patentable nor proprietary and are therefore potentially available to the Company's competitors. The Company also relies on certain proprietary technologies (trade secrets and know-how) which are not patentable. Although the Company has taken steps to protect its unpatented trade secrets and know-how, in part through the use of confidentiality agreements with its employees, consultants and certain of its contractors, there can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed or discovered by competitors. If the Company's employees, scientific consultants or collaborators develop inventions or processes independently that may be applicable to the Company's product candidates, disputes may arise about ownership of proprietary rights to those inventions and processes. Such inventions and processes will not necessarily become the Company's property, but may remain the property of those persons or their employers. Protracted and costly litigation could be necessary to enforce and determine the scope of the Company's proprietary rights. Failure to obtain or maintain patent and trade secret protection, for any reason, could have a material adverse effect on the Company.

        Certain of the Company's patents are directed to inventions developed with funds from United States government agencies or within academic institutions from which the Company earlier acquired rights to such patents. As a result of these arrangements, the United States government may have rights in certain inventions developed during the course of the performance of federally funded projects as required by law or agreements with the funding agency.

        Several bills affecting patent rights have been introduced in the United States Congress. These bills address various aspects of patent law, including publication of pending patent applications, modification of the patent term, re-examination, subject matter and enforceability. It is not certain whether any of these bills will be enacted into law and whether, as enacted, they would affect the scope, validity and enforceability of the Company's patents. Accordingly, the effect of legislative change on the Company's intellectual property estate is uncertain.

        UNCERTAINTY OF DEVELOPMENT OF MIDAS TECHNOLOGY. The Company is engaged in research and development on a number of product opportunities for its MIDAS technology, including use as a thrombosis imaging agent, an infection imaging agent and an immunostimulatory agent, and believes that MIDAS technology may have medical applications in a variety of areas, including immune disorders, cancers and cardiology. The Company intends to expand research and development of MIDAS technology applications primarily through strategic alliances with other entities. No assurances can be made regarding the establishment or the timing of such alliances, and the failure to establish such alliances on a timely basis could limit the Company's ability to develop MIDAS technology and could have a material adverse effect on the Company. The Company expects to devote resources to expand research and development of MIDAS technology to the extent funding is available. No prediction can be made, however, as to when or whether the areas in which there are ongoing MIDAS technology research projects will yield scientific discoveries, or whether such research projects will lead to commercial products.

        While the Company has entered into the Option Agreement with Nihon, pursuant to which Nihon has an option to exclusively license certain products based on the Company's MIDAS technology, there can be no assurance that future payments provided for in the Option Agreement will be made, that the Company and Nihon will ever enter into a definitive license agreement, or that a definitive strategic alliance between the Company and Nihon will result in the development or commercialization of any product. In the event that Nihon gives notice of its right to negotiate a license agreement, and the parties cannot agree on terms of such license agreement, the Company will be required to repay certain monies to Nihon. Failure to enter into a definitive license agreement, or being required to repay certain monies to Nihon, may have a material adverse effect on the Company.

        UNCERTAINTY OF  DEVELOPMENT OF LEUTECH.
  The Company has entered into an
exclusive royalty-bearing license agreement with Wistar Institute for a defined field of use for the antibody and cell line used for LeuTech, which license agreement contains certain performance criteria and benchmark payments. Failure to meet the performance criteria for any reason or any other event of default under the license agreement leading to termination of the exclusive license agreement with Wistar Institute would have a material adverse effect on the Company. While the Company has negotiated a long-term contractual arrangement for the manufacture of the purified antibody necessary for LeuTech, there can be no assurance that such contractor will be able to successfully manufacture purified antibody for LeuTech on a sustained basis, that such contractor will remain in the contract manufacturing business for the time required by the Company, or that the Company will be able to enter into such contractual arrangements as to other steps and components required to manufacture LeuTech. Such manufacture must be done under GMP requirements prescribed by the FDA and other governmental agencies. To date, the Company has only manufactured LeuTech in lots preparatory to initiating clinical trial use, with certain manufacturing processes having been done under GMP, and has not determined whether commercial quantities of LeuTech in conformity with these standards can be manufactured on a sustained basis at an acceptable cost.

        While the Company has filed an IND on LeuTech with the FDA, and intends to complete Phase III clinical trials and file regulatory applications to market with the FDA in the second half of 1998, there can be no assurance that the Company's LeuTech development program will be successful, that the FDA will permit the Company's planned clinical trials to proceed, that LeuTech will prove to be safe and efficacious in clinical trials, that LeuTech can be manufactured in commercially required quantities on a sustained basis at an acceptable price, that LeuTech will obtain the required regulatory approvals or that the Company or its collaborators will be successful in obtaining market acceptance of LeuTech. The Company or its collaborators may encounter problems and delays relating to research and development, regulatory approval, manufacturing and marketing of LeuTech. Failure to develop, obtain regulatory approval for, manufacture and market LeuTech on a timely basis would have a material adverse effect on the Company.

        UNCERTAINTY OF DEVELOPMENT OF PT-5. The Company is discussing entering into a collaborative arrangement with a third party to use a specific somatostatin analog for PT-5. There can be no assurance that the Company will be able to enter into a collaborative arrangement on acceptable terms, if at all. If the Company cannot conclude such arrangement, the Company will either abandon PT-5 development or seek to develop a substitute using MIDAS technology. There can be no assurance that the Company will be able to enter into an arrangement with another party on acceptable terms if at all, or will be able to develop a substitute using MIDAS technology in a reasonable period of time, or at all. There can be no assurance that the Company's PT-5 development program will be successful, that PT-5 will exhibit the expected biological results in humans, that PT-5 will prove to be safe and efficacious in clinical trials, that the Company will obtain the required regulatory approvals for PT-5, or that the Company or its collaborators will be successful in obtaining market acceptance of PT-5. The Company or its collaborators may encounter problems and delays relating to research and development, regulatory approval, manufacturing and marketing of PT-5.

        In addition, PT-5 requires a source of radioactive rhenium, preferably rhenium-188. This isotope can be produced by a variety of methods, including a generator system; however, clinical grade radioactive rhenium is not currently available in the United States. The Company is aware of an experimental generator system developed in the United States by Oak Ridge National Laboratory, and an additional experimental generator system available in Europe. The Company does not intend to seek to commercialize any source of radioactive rhenium, but is aware of other companies seeking to commercialize radioactive rhenium. There can be no assurance that, regardless of the status of product development by the Company, any acceptable form of radioactive rhenium will ever be commercially available in the United States or other countries at acceptable prices, if at all, in which event the Company may never be able to develop or commercialize PT-5.

        GOVERNMENT REGULATION; NO ASSURANCE OF PRODUCT APPROVAL. Research, development, testing, clinical trials, manufacture, distribution, advertising and marketing, including distribution and sale, of pharmaceutical products are subject to extensive regulation by governmental authorities in the United States and other countries. Prior to marketing, proposed products developed by the Company must undergo an extensive regulatory approval process required by the FDA and by comparable agencies in other countries. This process, which includes preclinical studies and clinical trials of each proposed product to establish safety and effectiveness and confirmation by the FDA that good laboratory, clinical and manufacturing practices were maintained during testing and manufacturing, can take many years, requires the expenditure of substantial resources and gives larger companies with greater financial resources a competitive advantage over the Company. To date, no proposed product being evaluated by the Company has been submitted for approval or approved by the FDA or any other regulatory authority for marketing, and there can be no assurance that any such product will ever be submitted or approved for marketing or that the Company will be able to obtain the labeling claims desired for its products. The Company is and will continue to be dependent upon the laboratories and medical institutions conducting its preclinical studies and clinical trials to maintain both good laboratory and good clinical practices. Data obtained from preclinical studies and clinical trials are subject to varying interpretations which could delay, limit or prevent FDA regulatory approval. Delays or rejections may be encountered based upon changes in FDA policy for drug approval during the period of development and FDA regulatory review. Similar delays also may be encountered in foreign countries.

        There can be no assurance that FDA or other regulatory approval for any products developed by the Company will be granted on a timely basis, if at all. Delay in obtaining or failure to obtain such regulatory approvals will materially adversely affect the introduction and marketing of any products which may be developed by the Company as well as the Company's results of operations.

        When and if approvals are granted, the Company, the approved drug, the manufacture of such drug and the facilities in which such drug is manufactured are subject to ongoing regulatory review. Subsequent discovery of previously unknown problems may result in restriction on a product's use or withdrawal of the product from the market. Adverse government regulation that might arise from future legislative or administrative action, particularly as it relates to health care reform and product pricing, cannot be predicted.

        NO COMMERCIAL MANUFACTURING CAPABILITY OR EXPERIENCE. To be successful, the Company's products must be manufactured in commercial quantities under GMP requirements prescribed by the FDA and at acceptable costs. The Company has not yet manufactured any pharmaceutical products in commercial quantities and currently does not have the facilities to manufacture any products in commercial quantities under GMP. In the event the Company determines to establish a manufacturing facility, it will require substantial additional funds, the hiring and retention of significant additional personnel and compliance with extensive regulations applicable to such a facility. The Company has no experience in commercial pharmaceutical manufacturing, and there can be no assurance that the Company will be able to establish such a facility successfully and, if established, that it will be able to manufacture products in commercial quantities for sale at competitive prices. If the Company determines to rely on collaborators, licensees or contract manufacturers for the commercial manufacture of its products, the Company will be dependent on such corporate partners or other entities for, and will have only limited control over, the commercial manufacturing of its products. While the Company has entered into manufacturing arrangements as to certain portions of the manufacture of LeuTech under GMP, there can be no assurance that the contract manufacturer will perform as agreed or will remain in the contract manufacturing business for the time required by the Company, or that the Company will be able to enter into such manufacturing arrangements as to remaining portions of the manufacture of LeuTech. There can be no assurance that the Company will be able to enter into any such manufacturing arrangements as to its other proposed products on acceptable terms, if at all.

        LIMITED CLINICAL TRIAL EXPERIENCE. Before obtaining required regulatory approvals for the commercial sale of its proposed products, the Company must demonstrate through clinical trials that such products are safe and efficacious for use. The initiation and completion of clinical trials is dependent upon many factors, including FDA acquiescence, the availability of qualified clinical investigators and access to suitable patient populations. Delays in initiating and completing clinical trials may result in increased trial costs and delays in FDA submissions, which could have a material adverse effect on the Company. To date, the Company has very limited experience in conducting clinical trials. The Company will either need to rely on third parties to design and conduct any required clinical trials or expend resources to hire additional personnel to administer such clinical trials. There can be no assurance that the Company will be able to find appropriate third parties to design and conduct clinical trials or that it will have the resources to hire personnel to administer clinical trials in-house.

        A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in clinical trials, even after showing promising results in earlier studies or trials. There can be no assurance that the Company will not encounter problems in its clinical trials that will cause the Company to delay or suspend its clinical trials, that the clinical trials of its proposed products will be completed at all, that such testing will ultimately demonstrate the safety or efficacy of such proposed products or that any proposed products will receive regulatory approval on a timely basis, if at all. If any such problems occur, there would be a material adverse effect on the Company.

        LIMITED MARKETING, DISTRIBUTION OR SALES CAPABILITY AND EXPERIENCE. The Company has limited experience in marketing pharmaceutical products, including distribution and selling of pharmaceutical products, and will have to develop a sales force and/or rely on collaborators or licensees or on arrangements with others to provide for the marketing, distribution, and sales of its proposed products. There can be no assurance that the Company will be able to establish marketing, distribution and sales capabilities or make arrangements with third parties to perform such activities on acceptable terms, which may result in the lack of control by the Company over the marketing, distribution and sales of its proposed products. In addition, there can be no assurance that the Company or any third party will be successful in marketing, distributing or selling any products. Furthermore, the Company will compete with many other companies that currently have extensive and well-funded marketing, distribution and sales operations.

        COMPETITION. The biopharmaceutical and radiopharmaceutical industries are highly competitive. In the biopharmaceutical industry, there are a number of companies developing peptide-based drugs, including companies exploring a number of different approaches to making conformationally-constrained short peptides for use as therapeutic drugs. In the radiopharmaceutical industry, there are several companies devoted to development and commercialization of monoclonal antibody-based products and peptide-based products. The Company is likely to encounter significant competition with respect to its proposed products currently under development. Many of the Company's competitors which are engaged in the biopharmaceutical field, and in particular the development of peptide-based products, have substantially greater financial and technological resources and marketing capabilities than the Company, and have significantly greater experience in research and development. Many of the Company's competitors which are engaged in the radiopharmaceutical field, and in particular the development of antibody- and peptide-based products, have greater financial and technological resources and marketing capabilities than the Company, and have significantly greater experience in research and development. Accordingly, the Company's competitors may succeed in developing products and underlying technologies more rapidly than the Company, and in developing products that are more effective and useful and are less costly than any that may be developed by the Company, and may also be more successful than the Company in manufacturing and marketing such products. Academic institutions, hospitals, governmental agencies and other public and private research organizations are also conducting research and seeking patent protection and may develop competing products or technologies on their own or through collaborative arrangements.

        The Company is aware of at least one company developing an antibody-based product which may compete with LeuTech as to certain indications, which product is marketed in certain European countries and for which regulatory approval is pending in the United States. The Company is also aware of another company developing a peptide-based product which may also compete with LeuTech as to certain indications. The Company is aware of a number of companies developing technologies relating to the use of peptides as drugs, including a variety of different approaches to making conformationally-constrained short peptides.

        The Company is pursuing areas of product development in which there is the potential for extensive technological innovation in relatively short periods of time. Rapid technological change or developments by others may result in the Company's proposed products becoming obsolete or non-competitive.

        DEPENDENCE ON THIRD-PARTY REIMBURSEMENT. Successful sales of the Company's proposed products in the United States and other countries will depend on the availability of adequate reimbursement from third-party payors such as governmental entities, managed care organizations and private insurance plans. Reimbursement by a third-party payor may depend on a number of factors, including the payor's determination that use of a product is safe and efficacious, neither experimental nor investigational, medically necessary, appropriate for the specific patient and cost effective. Since reimbursement approval is required from each payor individually, seeking such approvals is a time-consuming and costly process. Third-party payors routinely limit reimbursement coverage and in many instances are exerting significant pressure on medical suppliers to lower their prices. There is significant uncertainty concerning third-party reimbursement for the use of any pharmaceutical product incorporating new technology, and there is no assurance that third-party reimbursement will be available for the Company's proposed products, or that such reimbursement, if obtained, will be adequate. Less than full reimbursement by governmental and other third-party payors for the Company's products would adversely affect the market acceptance of these products and would also have a material adverse effect on the Company. Further, health care reimbursement systems vary from country to country, and there can be no assurance that third-party reimbursement will be made available for the Company's proposed products under any other reimbursement system.

        HEALTH CARE REFORM. The health care industry is undergoing fundamental change in the United States as a result of economic, political and regulatory influences. There exists a powerful trend toward managed care that is motivated by a desire to reduce costs and prices of health care. The Company anticipates that the health care industry, particularly insurance companies and other third-party payors, will continue to promote cost containment measures and alternative health care delivery systems, and political debate of these issues will most likely continue. The Company cannot predict which specific reforms will be proposed or adopted by industry or government or the precise effect that such proposals or adoption may have on the Company. There can be no assurance that health care reform initiatives will not have a material adverse effect on the Company.

        CONDUCTING BUSINESS ABROAD. To the extent the Company conducts business outside the United States, it may do so through licenses, joint ventures or other contractual arrangements for the development, manufacturing and marketing of its proposed products. No assurance can be given that the Company will be able to establish suitable arrangements, that the necessary foreign regulatory approvals for its proposed product will be obtained, that foreign patent coverage will be available or that the development and marketing of its proposed products through such licenses, joint ventures or other contractual arrangements will be successful. The Company might also have greater difficulty obtaining proprietary protection for its proposed products and technologies outside the United States and enforcing its rights in foreign courts. Furthermore, international operations and sales may be limited or disrupted by the imposition of governmental controls regulation of medical products, export license requirements, political instability, trade restrictions, changes in tariffs, exchange rate fluctuations and difficulties in managing international operations.

        RISK OF LIABILITY; ADEQUACY OF INSURANCE COVERAGE; RISK OF PRODUCT RECALL. The Company's business may be affected by potential product liability risks which are inherent in the testing, manufacturing and marketing of proposed pharmaceutical products to be developed by the Company. There can be no assurance that product liability claims will not be asserted against the Company, its collaborators or licensees. The use of proposed products developed by the Company in clinical trials and the subsequent sale of such proposed products is likely to cause the Company to bear all or a portion of those risks. Such litigation claims could have a material adverse effect on the Company. The Company has liability insurance providing up to $1,000,000 coverage per occurrence and in the aggregate as to certain clinical trial risks, and will seek to obtain additional product liability insurance before the commercialization of its products. There can be no assurance, however, that insurance will be available to the Company on acceptable terms, if at all, or that such coverage once obtained would be adequate to protect the Company against future claims or that a medical malpractice or other claim would not materially and adversely affect the Company. Furthermore, there can be no assurance that any collaborators or licensees of the Company will agree to indemnify the Company, be sufficiently insured or have a net worth sufficient to satisfy any such product liability claims. In addition, products such as those proposed to be sold by the Company may be subject to recall for unforeseen reasons. Such a recall could have a material adverse effect on the Company.

        DEPENDENCE ON KEY MANAGEMENT AND QUALIFIED PERSONNEL; LIMITED PERSONNEL; DEPENDENCE ON CONTRACTORS. The Company is highly dependent upon the efforts of its management. The loss of the services of one or more members of management could impede the achievement of development objectives. Due to the specialized scientific nature of the Company's business, the Company is also highly dependent upon its ability to attract and retain qualified scientific and technical personnel. There is intense competition for qualified personnel in the areas of the Company's activities and there can be no assurance that the Company can presently, or will be able to continue to, attract and retain the qualified personnel necessary for the development of its existing business and its expansion into areas and activities requiring additional expertise. In addition, the Company's intended or possible growth and expansion into areas requiring additional skill and expertise, such as marketing, including sales and distribution, will require the addition of new management personnel and the development of additional expertise by existing management personnel. The loss of, or failure to recruit, scientific, technical and marketing and managerial personnel could have a material adverse effect on the Company.

         The Company relies, in substantial part, and for the foreseeable future will rely, on certain independent organizations, advisors and consultants to provide certain services, including substantially all aspects of manufacturing, regulatory approval and clinical management. There can be no assurance that the services of independent organizations, advisors and consultants will continue to be available to the Company on a timely basis when needed, or that the Company could find qualified replacements. The Company's advisors and consultants generally sign agreements that provide for confidentiality of the Company's proprietary information. However, there can be no assurance that the Company will be able to maintain the confidentiality of the Company's technology, the dissemination of which could have a material adverse effect on the Company.

        HAZARDOUS MATERIALS; COMPLIANCE WITH ENVIRONMENTAL REGULATIONS. The Company's research and development involves the controlled use of hazardous materials, chemicals and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may incur substantial costs to comply with environmental regulations if the Company develops manufacturing capacity. In addition, there can be no assurance that current or future environmental laws, rules, regulations or policies will not have a material adverse effect on the Company.

        SHARES ELIGIBLE FOR FUTURE SALE; EFFECT ON ABILITY TO RAISE CAPITAL. Of the 3,051,463 shares of Common Stock outstanding, 2,846,412 are freely tradable, and are not subject to any restrictions, either under securities laws or under lock-up or other agreements. Additional Common Stock, including shares issuable upon exercise of options and the outstanding warrants, may become eligible for sale in the public market from time to time in the future. Currently, warrants to purchase 720,837 shares of Common Stock or securities convertible into Common Stock, at prices ranging from $.22 to $282.00 per share, with an average weighted price of $6.80 per share, are outstanding, and options to purchase 838,124 shares of Common Stock, at prices ranging from $.20 to $360.00 per share, with an average weighted price of $8.00 per share, are outstanding. The total number of the Registered Shares is 6,634,432 shares, of which 3,055,509 are Contingent Shares. Furthermore, the Company may file one or more registration statements on Form S-8 to register shares of Common Stock available for issuance under the Company's 1996 Stock Option Plan, and certain other option grants and options assumed by the Company in the Merger. Many of the foregoing options and warrants are likely to be exercised at a time when the Company might be able to obtain additional equity capital on more favorable terms. While those options and warrants are outstanding, they may adversely affect the terms on which the Company could obtain capital. The Company cannot predict the effect, if any, that market sales of Common Stock, the exercise of options or warrants, or the availability of such Common Stock for sale will have on the market price prevailing from time to time. Furthermore, certain holders of the Company's securities have the right to cause the Company to register their Common Stock under the Securities Act in the future, which could cause the Company to incur substantial expense, could affect the Company's ability to raise capital and also materially and adversely affect the prevailing market price of the Company's Common Stock.

        ANTI-TAKEOVER CONSIDERATIONS. The Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), authorize the issuance of up to 10,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"), of which 264,000 are authorized for issuance as shares of Series A Convertible Preferred Stock. See "Description of Securities." The Company's Board of Directors has the authority, without action by the Company's stockholders, to issue shares of preferred stock, and to fix the rights and preferences of such preferred stock, except as limited in the Certificate of Designation relating to the Series A Convertible Preferred Stock. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue a new series of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. Such authority, together with certain provisions of Delaware law and of the Company's Certificate of Incorporation and bylaws, may have the effect of delaying, deterring or preventing a change in control of the Company, may discourage bids for the Company's Common Stock at a premium over the market price and may adversely affect the market price, and the voting and other rights of the holders, of the Common Stock. Although the Company has no present intention to issue any additional shares of its preferred stock, other than those already authorized for issuance upon exercise of the Preferred Stock Placement Warrants, there can be no assurance that the Company will not do so in the future.

       NO DIVIDENDS. The Company has not paid cash dividends on its Common Stock since its inception and does not intend to pay any dividends on its Common Stock in the foreseeable future. The Series A Convertible Preferred Stock has a dividend preference.

        EQUITY DILUTION. Purchasers of the Registered Shares will experience immediate and substantial dilution of their investment with respect to the net tangible book value per share of Common Stock.

        POTENTIAL CONVERSION PRICE RESET OF SERIES A CONVERTIBLE PREFERRED STOCK. In 1997, the Company consummated an offering of units consisting of shares of Series A Convertible Preferred Stock. The 137,780 shares of Series A Convertible Preferred Stock sold in the offering, and the 13,778 shares issuable upon exercise of the Preferred Stock Placement Warrants, are convertible, at the option of the holders, into shares of Common Stock, at a conversion price of $4.96 and stated value of $100 per share of Series A Convertible Preferred Stock. The conversion price is subject to a reset upon the happening of certain events. Any decrease in the conversion price applicable to the Series A Convertible Preferred Stock would result in the issuance of additional shares of Common Stock, including some or all of the Contingent Shares, and would have a dilutive effect. The conversion price is also subject to adjustment under certain circumstances. See "Description of Securities."

        CERTAIN INTERLOCKING RELATIONSHIPS; POTENTIAL CONFLICTS OF INTEREST. Certain of the directors of the Company are officers or directors of Paramount or of Paramount Capital Investments, LLC ("Paramount Capital Investments"). Paramount Capital Investments is a merchant bank and venture capital firm specializing in biotechnology and biopharmaceutical companies. In the regular course of its business, Paramount Capital Investments identifies, evaluates and pursues investment opportunities in biomedical and pharmaceutical products, technologies and companies. Generally, Delaware corporate law requires that any transactions between the Company and any of its affiliates be on terms that, when taken as a whole, are substantially as favorable to the Company as those then reasonably obtainable from a person who is not an affiliate in an arms-length transaction. Nevertheless, neither Paramount Capital Investments nor any other person is obligated pursuant to any agreement or understanding with the Company to make any additional products or technologies available to the Company, and there can be no assurance, and purchasers of the Common Stock should not expect, that any biomedical or pharmaceutical product or technology identified by Paramount Capital Investments or any other person in the future will be made available to the Company. In addition, certain of the officers, directors, consultants and advisors to the Company may from time to time serve as officers, directors, consultants or advisors to other biopharmaceutical or biotechnology companies. There can be no assurance that such other companies will not in the future have interests in conflict with those of the Company.

        CONTROL BY OFFICERS, DIRECTORS, AND EXISTING STOCKHOLDERS. The Company's executive officers, directors, five percent (5%) stockholders and affiliated entities together hold approximately 21.8% of the voting power based on stock outstanding as of the date of this Prospectus, and hold options or warrants to acquire a significant additional number of shares of Common Stock and Series A Convertible Preferred Stock. As a result, these stockholders, acting together, will be able to influence significantly most matters requiring approval by the stockholders of the Company, including the election of directors. Such a concentration of ownership may have the effect of delaying or preventing a change in control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. Such stockholders may influence corporate actions, including influencing elections of directors and significant corporate events.

        RISK OF LOSS IN LAWSUIT. The Company and one of its subsidiaries, Interfilm Technologies, Inc., are the plaintiffs in a lawsuit against Sony
Corporation of America and certain of its affiliates and subsidiaries (collectively, "Sony") for breach of contract and breach of duty of good faith and fair dealing (the "IT Litigation"). In November 1996, Sony asserted two counterclaims in the IT Litigation. The complaint and counterclaims relate solely to the business activities of the Company prior to the Merger. The IT Litigation is under the control of and at the expense of an unaffiliated limited liability partnership (the "Partnership"), and is solely for the benefit of the Company's pre-Merger stockholders as of June 21, 1996. Based upon the opinion of the Company's counsel of record in the IT Litigation, the Company believes that the counterclaims are without merit. However, the Company may be liable in the event that a judgment is rendered against the Company on the counterclaims, and the assets of the Partnership may not be sufficient to provide full indemnification.



                                 USE OF PROCEEDS

        The Company will not receive any proceeds from the sale of the Registered Shares.



                            DESCRIPTION OF SECURITIES

        The Company is authorized to issue 75,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.

COMMON STOCK

        As of the date of this Prospectus, there are 3,051,463 shares of Common Stock outstanding, and a maximum of 4,297,017 shares of Common Stock issuable on conversion or exercise of securities convertible into or exercisable for Common Stock, and 3,055,509 Contingent Shares issuable on conversion of Series A Convertible Preferred Stock assuming the maximum decrease, under certain assumed circumstances, from the current conversion price. Holders of Common Stock have one vote per share and have no preemption rights. Holders of Common Stock have the right to participate ratably in all distributions, whether of dividends or assets in liquidation, dissolution or winding up, subject to any superior rights of holders of Preferred Stock outstanding at the time.

SERIES A CONVERTIBLE PREFERRED STOCK

        One series of 264,000 shares of Preferred Stock has been established, the Series A Convertible Preferred Stock, of which 137,780 shares are outstanding and 13,778 shares are issuable upon exercise of the Preferred Stock Placement Warrants.

        Optional Conversion. Each share of Series A Convertible Preferred Stock is convertible at any time, at the option of the holder, into the number of shares of Common Stock equal to $100 divided by the "Conversion Price" (as defined in the Certificate of Designations for the Series A Convertible Preferred Stock). The current Conversion Price is $4.96, so each share of Series A Convertible Preferred Stock is currently convertible into approximately 20.2 shares of Common Stock (fractional shares will be cashed out on conversion, and do not vote). The Conversion Price is subject to adjustment as described below.

        Mandatory Conversion. Commencing May 9, 1998, the Company may, at its option, cause the conversion of the Series A Convertible Preferred Stock, in whole or in part, on a pro rata basis, into Common Stock at the conversion rate in effect at that time, if the closing bid price of the Common Stock has exceeded 200% of the then applicable Conversion Price for at least twenty (20) trading days in any thirty (30) consecutive trading day period ending three (3) days prior to the date of conversion.

        Adjustments to the Conversion Price. The Conversion Price is subject to adjustment, under certain circumstances, upon the sale or issuance of Common Stock for consideration per share less than either (i) the Conversion Price in effect on the date of such sale or issuance, or (ii) the market price of the Common Stock as of the date of such sale or issuance. The Conversion Price is also subject to adjustment upon the occurrence of a merger, reorganization, consolidation, reclassification, stock dividend or stock split which will result in an increase or decrease in the number of shares of Common Stock outstanding.

        Conversion Price Reset Event. The Conversion Price is subject to adjustment on May 9, 1998 (the "Reset Date") if the average closing bid price of the Common Stock for the thirty (30) consecutive trading days immediately preceding the Reset Date (the "Reset Trading Price") is less than 130% of the then applicable Conversion Price (a "Reset Event"). Upon a Reset Event, the Conversion Price will be reduced to greater of (i) the Reset Trading Price divided by 1.3 or (ii) 50% of the Conversion Price in effect before the Reset Event. The 3,055,509 Contingent Shares included in the Registered Shares assumes that the Conversion Price in effect before the Reset Event is $4.96 and that the Reset Trading Price is less than $3.22.



                              SELLING STOCKHOLDERS

        This  Prospectus  offers  the  Registered  Shares  for resale by Selling
Stockholders who have acquired or will acquire Common Stock issued: (i) on conversion at the current Conversion Price of Series A Convertible Preferred
Stock; (ii) on conversion at the current Conversion Price of Series A Convertible Preferred Stock acquired on exercise of Preferred Stock Placement Warrants, which Preferred Stock Placement Warrants were issued to designees of Paramount, are exercisable at $110 per share of Series A Convertible Preferred Stock on November 9, 1997 or, as to certain designees, February 9, 1998, and which expire November 9, 2002 and contain cashless exercise and anti-dilution provisions; (iii) as Contingent Shares on conversion of Series A Convertible Preferred Stock in the event of a Reset Event or other decrease in the Conversion Price; (iv) on exercise of Class C Warrants issued by RhoMed in connection with the Merger, exercisable at approximately $8.68 per share, and which expire June 24, 2000 and contain call and anti-dilution provisions; (v) on exercise of Common Stock Placement Warrants issued by RhoMed to designees of Paramount, exercisable at approximately $6.51 per share of Common Stock, and which expire June 25, 2006 and contain cashless exercise and anti-dilution provisions; (vi) on exercise of Class B Warrants issued by RhoMed in connection with a private offering, exercisable at approximately $2.71 per share, and which expire at various dates between December 8, 2005 and February 15, 2006 and contain call and anti-dilution provisions; (vii) on exercise of Class B Placement Warrants issued by RhoMed to designees of Paramount, exercisable at approximately $6.51 per share, and which expire February 15, 2006 and contain cashless exercise and anti-dilution provisions; (viii) on exercise of Class A Warrants issued by RhoMed in connection with a private offering, exercisable at approximately $0.22 per share, and which expire at various dates between August 10, 2005 and September 13, 2005 and contain anti-dilution provisions; (ix) on exercise of Class A Placement Warrants issued by RhoMed to designees of Paramount, exercisable at approximately $0.22 per share, and which expire September 13, 2005 and contain cashless exercise and anti-dilution provisions; (x) by the Company to pay accrued interest; or (xi) on exercise of Financial Services Advisory Agreement Warrants issued to a designee of Paramount, exercisable at $9.00 and $8.75 per share, and which expire May 9, 2002 and contain cashless exercise, redemption and anti-dilution provisions. As of the date of this Prospectus, the Company has issued 55,296 shares of Common Stock on exercise of Class A Warrants, and has issued no shares of Common Stock on conversion of any Series A Convertible Preferred Stock or exercise of any Preferred Stock Placement Warrant, Common Stock Placement Warrant, Class C Warrant, Class B Warrant, Class B Placement Warrant, Class A Placement Warrant or Financial Services Advisory Agreement Warrant.

        Common Stock ownership information in the following table is based solely upon (i) information furnished to the Company by Selling Stockholders,
(ii) reports furnished to the Company pursuant to the rules of the Commission and (iii) as appears on the Company's stock ownership records.

        The following table sets forth as of the date of this Prospectus (i) the name of each Selling Stockholder, (ii) the number of shares of Common Stock (including Common Stock issuable on conversion of Series A Convertible Preferred Stock and on exercise of all warrants for Registered Shares) which each holder owns or has the right to acquire before the Offering (excluding Contingent Shares), (iii) the number of Contingent Shares issuable upon a decrease in the Conversion Price of Series A Convertible Preferred Stock (see "Description of Securities"), (iv) the number of shares of Common Stock included in this Registration Statement, (v) the number of shares of Common Stock which each holder will own following the completion of the Offering and (vi) the percentage of shares of Common Stock which each holder will own following the completion of the Offering (assuming the sale of all stock offered and no other dispositions or acquisitions of Common Stock). Except as noted, no Selling Stockholder has had, within the past three years, any position, office or other material relationship with the Company or any of the Company's predecessors or affiliates. Due to lock-up agreements, not all of the Common Stock listed below as being offered is available for sale as of the date of this Prospectus. See "Plan of Distribution -- Lock-Up Agreements."


                                       SHARES OF
                                        COMMON                                     SHARES       PERCENT
                                         STOCK                                       OF           OF
                                       OWNED OR                                    COMMON       COMMON
                                       ISSUABLE                                     STOCK        STOCK
                                        BEFORE                     REGISTERED       OWNED        OWNED
                                       OFFERING                      SHARES          OR           OR
                                      (EXCLUDING     CONTINGENT    (EXCLUDING     ISSUABLE     ISSUABLE
                                      CONTINGENT       SHARES      CONTINGENT       AFTER        AFTER
    NAME OF SELLING STOCKHOLDER         SHARES)       ISSUABLE       SHARES)      OFFERING     OFFERING
-----------------------------------  ------------  -------------  ------------  ------------  ----------
103336 Canada, Inc.                          6,048          6,048         6,048             0      *
Abeshouse, Mark (1)                          5,343          2,026         5,343             0      *
Adams, Leonard J.                           10,080         10,080        10,080             0      *
Advanced Diagnostic Center PA                2,016          2,016         2,016             0      *
   Profit Sharing Plan #1
Albanese, Sal & Lorraine                     7,056          7,056         7,056             0      *
Amore Perpetuo, Inc.                        10,080         10,080        10,080             0      *
Andrade Enterprises, LLC                    20,161         20,161        20,161             0      *
Andrade, Michael L. and Sherry R.            5,040          5,040         5,040             0      *
   Andrade, Co-TTees. of M&S
   Andrade Rev. Tr.
Angelsastro, Philip J.                       5,040          5,040         5,040             0      *
Appel, Marc                                  7,056          7,056         7,056             0      *
Aries Domestic Fund, L.P. (2)              190,394         77,620        97,205        93,189     1%
Aries Trust, The (2)                       410,301        144,152       177,567       232,734     4%
Aristizabal, Mario                          10,080         10,080        10,080             0      *
Armen Partners, L.P.                        19,728         15,120        19,728             0      *
Armen Partners Offshore Fund, Ltd.          35,282         35,282        35,282             0      *
Arneson, Harriet  E.                         5,040          5,040         5,040             0      *
Ashton, Billington (3)                         518              0           518             0      *
Austost Anstalt Schaan                      50,403         50,403        50,403             0      *
Bahl, Rajiv                                  5,040          5,040         5,040             0      *
Berlinger, Michael A.  & Martin,             5,040          5,040         5,040             0      *
   Geraldine F.
Bernstein, Lawrence                          2,016          2,016         2,016             0      *
Bioquest Venture Leasing Part. LP          106,768              0        63,910        42,858      *
(4)
Birbrower, Barry, P.C. Profit                5,040          5,040         5,040             0      *
   Sharing Trust
Blake, Simon A. & Nadine                     1,008          1,008         1,008             0      *


------------------------------------

* indicates less than one percent


                                       SHARES OF
                                        COMMON                                     SHARES       PERCENT
                                         STOCK                                       OF           OF
                                       OWNED OR                                    COMMON       COMMON
                                       ISSUABLE                                     STOCK        STOCK
                                        BEFORE                     REGISTERED       OWNED        OWNED
                                       OFFERING                      SHARES          OR           OR
                                      (EXCLUDING     CONTINGENT    (EXCLUDING     ISSUABLE     ISSUABLE
                                      CONTINGENT       SHARES      CONTINGENT       AFTER        AFTER
    NAME OF SELLING STOCKHOLDER         SHARES)       ISSUABLE       SHARES)      OFFERING     OFFERING
-----------------------------------  ------------  -------------  ------------  ------------  ----------
BlueStone Capital Partners L.P.              1,323          1,323         1,323             0      *
Boyle, Kevin E.                             10,080         10,080        10,080             0      *
Brapo Associates                             5,040          5,040         5,040             0      *
Bridgewater Partners, L.P.                  10,080         10,080        10,080             0      *
C.S.L. Associates, L.P.                     20,161         20,161        20,161             0      *
Cambrian Investments Limited                 5,040          5,040         5,040             0      *
   Partnership
Cass & Co. - Magnum Capital                 20,161         20,161        20,161             0      *
   Growth Fund
Cassidy, Thomas L., IRA Rollover            10,080         10,080        10,080             0      *
Chanin, Richard B., IRA f/b/o,              10,080         10,080        10,080             0      *
   DLJSC as custodian
Chasanoff, Ted, IRA, Cowen & Co.             5,040          5,040         5,040             0      *
   cust.
Childs, Richard L.                           2,520          2,520         2,520             0      *
Cinco De Mayo, Ltd. (5)                      4,608              0         4,608             0      *
Clarke, Kevin, Cowen & Co. Cust.             5,040          5,040         5,040             0      *
   for IRA
Cohen, Alice & Arthur                        5,040          5,040         5,040             0      *
Conrads, Robert J.                          10,080         10,080        10,080             0      *
Cox, Jr., Archibald                         40,322         40,322        40,322             0      *
Curran, John P.                              5,040          5,040         5,040             0      *
Darienzo, Ralph A. & Lillian M.              5,040          5,040         5,040             0      *
Darling, Michael and Mary                   10,080         10,080        10,080             0      *
Delaware Charter Guarantee & Trust           1,152              0         1,152             0      *
Company, TTEE FBO Jack Polak
Profit Sharing Plan
Dishal, Stephanie                            2,016          2,016         2,016             0      *
Domaco Venture Capital Fund                  6,192          5,040         6,192             0      *
Dulman, David                                5,040          5,040         5,040             0      *
Dworetzky, Norma                            10,080         10,080        10,080             0      *
Dworetzky, Edward                           10,080         10,080        10,080             0      *
Ecker, Warren S.                             5,040          5,040         5,040             0      *
Edelman, Joseph (3)                         12,020          3,220         6,491         5,529      *
EDJ Limited                                 20,161         20,161        20,161             0      *
Essex Woodlands Health Ventures,           302,419        302,419       302,419             0      *
   L.P. Fund III
Fabiani, Joseph A. and Theresa M.            3,456              0         3,456             0      *
   Fabiani, JTWROS


------------------------------------

* indicates less than one percent



                                       SHARES OF
                                        COMMON                                     SHARES       PERCENT
                                         STOCK                                       OF           OF
                                       OWNED OR                                    COMMON       COMMON
                                       ISSUABLE                                     STOCK        STOCK
                                        BEFORE                     REGISTERED       OWNED        OWNED
                                       OFFERING                      SHARES          OR           OR
                                      (EXCLUDING     CONTINGENT    (EXCLUDING     ISSUABLE     ISSUABLE
                                      CONTINGENT       SHARES      CONTINGENT       AFTER        AFTER
    NAME OF SELLING STOCKHOLDER         SHARES)       ISSUABLE       SHARES)      OFFERING     OFFERING
-----------------------------------  ------------  -------------  ------------  ------------  ----------
Fairway Technology Inc.                     10,080         10,080        10,080             0      *
Faisal Finance (Switzerland) S.A.           40,322         40,322        40,322             0      *
Farber, S. Edmond                            1,899          1,323         1,899             0      *
Farber, S. Edmond "S"                        5,040          5,040         5,040             0      *
Finke, Malcolm K., Trustee,                  3,456              0         3,456             0      *
Malcolm K. Finke Trust Dated 8-9-
89
Fischer, Lauren (3)                          1,167          1,167         1,167             0      *
Florin, Marc (3)                             4,112          4,112         4,112             0      *
Fishbane, Jordan                             1,728              0         1,728             0      *
Franzblau, William I. (6)                   12,672              0        12,672             0      *
Fricke, F. G.                                5,040          5,040         5,040             0      *
Fried, Jr., Albert                          80,645         80,645        80,645             0      *
Garfinkel, Shelley                          10,080         10,080        10,080             0      *
Gaynes, Davis & Barbara                      5,040          5,040         5,040             0      *
Gehring III, Francis                        10,080         10,080        10,080             0      *
Geiss, Dale M.                               5,040          5,040         5,040             0      *
Gerace, Anthony J.                           8,208          7,056         8,208             0      *
GHA Management                               2,304              0         2,304             0      *
Giamanco, Joseph                            10,080         10,080        10,080             0      *
Giant Trading Inc.                          20,161         20,161        20,161             0      *
Gold, Laura                                  5,040          5,040         5,040             0      *
Goldberg, Arthur                             3,024          3,024         3,024             0      *
Gomez, Ofelia Anton                          5,040          5,040         5,040             0      *
Gonzalez M., Roberto                         5,040          5,040         5,040             0      *
Goodman, Frank                               2,016          2,016         2,016             0      *
Gordon, Michael J.                           5,040          5,040         5,040             0      *
Gordon, Robert P.                           10,080         10,080        10,080             0      *
Gross, John & Francine                       5,040          5,040         5,040             0      *
Gross, Bernard (3)                           9,068          8,366         9,068             0      *
Grossman, Andrew P., IRA, Cowen              5,040          5,040         5,040             0      *
   & Co. cust.
Grossman Family Trust                        5,040          5,040         5,040             0      *
Harari, Chaya & Sherri                       5,040          5,040         5,040             0      *
Harrigan Family Trust                        5,040          5,040         5,040             0      *
Heely, Laurence S.                           2,016          2,016         2,016             0      *
Heiser, Thomas P. & Mary E.                  6,192          5,040         6,192             0      *
Heymann, Jerry                               5,040          5,040         5,040             0      *
Hickey, Joseph                               6,048          6,048         6,048             0      *
Hight, Joan                                  1,152              0         1,152             0      *


------------------------------------

* indicates less than one percent


                                       SHARES OF
                                        COMMON                                     SHARES       PERCENT
                                         STOCK                                       OF           OF
                                       OWNED OR                                    COMMON       COMMON
                                       ISSUABLE                                     STOCK        STOCK
                                        BEFORE                     REGISTERED       OWNED        OWNED
                                       OFFERING                      SHARES          OR           OR
                                      (EXCLUDING     CONTINGENT    (EXCLUDING     ISSUABLE     ISSUABLE
                                      CONTINGENT       SHARES      CONTINGENT       AFTER        AFTER
    NAME OF SELLING STOCKHOLDER         SHARES)       ISSUABLE       SHARES)      OFFERING     OFFERING
-----------------------------------  ------------  -------------  ------------  ------------  ----------
Hight, Norton F.                             5,040          5,040         5,040             0      *
Hight, Randall W.                            5,040          5,040         5,040             0      *
Hirschfield, Jack                            2,520          2,520         2,520             0      *
Hughes, Mary Jo                             15,120         15,120        15,120             0      *
J.F. Shea Co., Inc. as Nominee             100,806        100,806       100,806             0      *
   1997-5
J.M. Hull Associates, LP                    40,322         40,322        40,322             0      *
Jackson Hole Investment Acquisition          6,912              0         6,912             0      *
   L.P.
JDK Partners, LP                            20,161         20,161        20,161             0      *
Johnson, Christopher A. & Hilary L.          1,008          1,008         1,008             0      *
Joyce, Michael                               5,040          5,040         5,040             0      *
Kane, Patrick M.                            10,080         10,080        10,080             0      *
Kash, Peter (3)                             19,272          5,110        19,272             0      *
Kass, Amram,  P.C. Defined Benefit          20,621         20,161        20,621             0      *
   Pension Plan
Katzmann, Scott (3)                         40,560         24,407        40,560             0      *
Kelly, Edward Justin                        11,232         10,080        11,232             0      *
Kendall, Jr., Donald R.                      5,040          5,040         5,040             0      *
Kennedy, John R.                            10,080         10,080        10,080             0      *
Kessel, Daniel, M.D.                         3,456              0         3,456             0      *
Kessel, Lawrence J.                          3,456              0         3,456             0      *
Keys Foundation, Curacao,                   40,322         40,322        40,322             0      *
   Netherlands Antilles
Knox, John (3)                               3,849          2,981         3,499           350      *
Knox, James & Farideh                        4,032          4,032         4,032             0      *
Kohut, Richard                               5,040          5,040         5,040             0      *
Korniewicz, Frederick J.                     5,040          5,040         5,040             0      *
Korovin, M.D., Gwen S.                       5,040          5,040         5,040             0      *
Kotel, Ira L.                                4,032          4,032         4,032             0      *
Kratchman, Martin S. (3)                     2,167          2,167         2,167             0      *
Lamm, Steven, M.D., Retirement               5,040          5,040         5,040             0      *
Fund
Lanteri, Vincent J. and Susan E.             7,056          7,056         7,056             0      *
LaRosa, Joseph A.                            5,040          5,040         5,040             0      *
Laser Trading Ltd                            5,040          5,040         5,040             0      *
Laura Gold Galleries Ltd. Profit             5,040          5,040         5,040             0      *
   Sharing Trust
Lavin, James F.                              3,456              0         3,456             0      *
Lazar, Ronald, Cowen & Co. Cust.             5,040          5,040         5,040             0      *
   for IRA


------------------------------------

* indicates less than one percent


                                       SHARES OF
                                        COMMON                                     SHARES       PERCENT
                                         STOCK                                       OF           OF
                                       OWNED OR                                    COMMON       COMMON
                                       ISSUABLE                                     STOCK        STOCK
                                        BEFORE                     REGISTERED       OWNED        OWNED
                                       OFFERING                      SHARES          OR           OR
                                      (EXCLUDING     CONTINGENT    (EXCLUDING     ISSUABLE     ISSUABLE
                                      CONTINGENT       SHARES      CONTINGENT       AFTER        AFTER
    NAME OF SELLING STOCKHOLDER         SHARES)       ISSUABLE       SHARES)      OFFERING     OFFERING
-----------------------------------  ------------  -------------  ------------  ------------  ----------
Lazar, Ronald M. and Barbra A.                 576              0           576             0      *
   Lazar, JTWROS
Lazar, Ronald                                1,323          1,323         1,323             0      *
Leaf, Robert J.                             10,080         10,080        10,080             0      *
Lemer, Albert                                5,040          5,040         5,040             0      *
Lenchner, Gregory S., M.D.                   3,456              0         3,456             0      *
Lenz, Herman & Muriel Lenz, Co-              5,040          5,040         5,040             0      *
   Ttee, The Lenz Family Trust
Levine, Jeffrey (3)                         14,392         14,364        14,392             0      *
Levine, Jerry                                5,040          5,040         5,040             0      *
Lieberman, Henry N.                          5,040          5,040         5,040             0      *
Linton Lake, S.A.                            6,912              0         6,912             0      *
Lipman, Donna and Lawrence                   5,040          5,040         5,040             0      *
Lipton, Maria C.                             2,016          2,016         2,016             0      *
Livas, Alfredo                               5,645          5,645         5,645             0      *
Loeb, Jr., John L.                           5,040          5,040         5,040             0      *
Loeser, Dennis C & Van Genen                 5,040          5,040         5,040             0      *
   Beheer B.V.
Lowrie Management Ltd.                       5,040          5,040         5,040             0      *
Lydon, Jr., Harris R. L.                     5,040          5,040         5,040             0      *
Mancinelli, Gene T.                         20,161         20,161        20,161             0      *
Masada I Limited Partnership                10,080         10,080        10,080             0      *
MBS Investors                               15,120         15,120        15,120             0      *
McCurdy, Stephen B. and Catherine            5,040          5,040         5,040             0      *
   R.
McDermott, Stephen (1)                       3,562          3,074         3,562             0      *
McInerney, Tim (3)                          90,235         44,989        90,235             0      *
McManus, Kevin T.                            5,040          5,040         5,040             0      *
McNiff, John P.                             30,241         30,241        30,241             0      *
Metzger, William H.,  M.D. Inc.              5,040          5,040         5,040             0      *
   Retirement Plan
Millman, Paul M.                             5,040          5,040         5,040             0      *
Milstein, Albert                            21,313         20,161        21,313             0      *
Model, Wolfe F., IRA, Cowen & Co.            5,040          5,040         5,040             0      *
   custodian
Moonlight International Ltd                 30,241         30,241        30,241             0      *
Morgan, Alfred D.                            5,040          5,040         5,040             0      *
Moskowitz, Reed                              5,040          5,040         5,040             0      *
Moslow, Morton & Rusty                       2,016          2,016         2,016             0      *
Motschwiller, Donald and Amy                 5,040          5,040         5,040             0      *
Mullen, Michael A.                           5,040          5,040         5,040             0      *


------------------------------------

* indicates less than one percent


                                       SHARES OF
                                        COMMON                                     SHARES       PERCENT
                                         STOCK                                       OF           OF
                                       OWNED OR                                    COMMON       COMMON
                                       ISSUABLE                                     STOCK        STOCK
                                        BEFORE                     REGISTERED       OWNED        OWNED
                                       OFFERING                      SHARES          OR           OR
                                      (EXCLUDING     CONTINGENT    (EXCLUDING     ISSUABLE     ISSUABLE
                                      CONTINGENT       SHARES      CONTINGENT       AFTER        AFTER
    NAME OF SELLING STOCKHOLDER         SHARES)       ISSUABLE       SHARES)      OFFERING     OFFERING
-----------------------------------  ------------  -------------  ------------  ------------  ----------
Nagle, Arthur J.                             5,040          5,040         5,040             0      *
Natiello, Joseph A.                         20,161         20,161        20,161             0      *
Nebenzahl, Mechie                            6,048          6,048         6,048             0      *
Netter, Drew M.                              5,040          5,040         5,040             0      *
Omicron Investment Corporation              20,161         20,161        20,161             0      *
Osterweis, John S., Trustee for the          5,040          5,040         5,040             0      *
   Osterweis Revocable Trust
Ostrovsky, Steven N.                        10,080         10,080        10,080             0      *
Ostrovsky, Paul D. & Rebecca L.              2,520          2,520         2,520             0      *
P. A. W. Offshore Fund, Ltd.               100,806        100,806       100,806             0      *
Palmetto Partners, Ltd.                     40,322         40,322        40,322             0      *
Pashayan, Richard                            5,040          5,040         5,040             0      *
Perkins, Pat O., Ttee, Perkins Family        5,040          5,040         5,040             0      *
   Trust
Persky, Mr. & Mrs. Bill                      5,040          5,040         5,040             0      *
Pesonen, Mark D.                            10,080         10,080        10,080             0      *
Peterson, William & Catherine                5,040          5,040         5,040             0      *
Plancarte G.N., Carlos & Leonore P.         10,080         10,080        10,080             0      *
   De Marvan
Polak, Anthony G.                            2,475          1,323         2,475             0      *
Polak, Anthony G., "S"                       1,152              0         1,152             0      *
Polak, Anthony G., IRA Ret. Acct.,           5,040          5,040         5,040             0      *
   Cowen & Co. cust.
Polak, Frederick B. "S"                      5,040          5,040         5,040             0      *
Polak, Jack, Keogh Profit Sharing            5,040          5,040         5,040             0      *
   Plan
Pollak, Richard                              2,304              0         2,304             0      *
Pomper, Stuart & Ingrid                     20,161         20,161        20,161             0      *
Pomper, Stanley                             20,161         20,161        20,161             0      *
Pomper, Alexander                           40,322         40,322        40,322             0      *
Porter Partners, L.P.                       60,483         60,483        60,483             0      *
Prager, Tis                                 10,080         10,080        10,080             0      *
Ramirez, Elke R. De                          3,168          2,016         3,168             0      *
Re, Charles, Cowen & Co.                     5,040          5,040         5,040             0      *
   Custodian, Keogh Profit Sharing
   Plan
Rebecca 1969 Trust                          27,649              0        27,649             0      *
REDLIW Corp.                                13,824              0        13,824             0      *
Reinharz, Jehuda                             5,040          5,040         5,040             0      *
Richmond, Michael                            8,064          8,064         8,064             0      *


------------------------------------

* indicates less than one percent


                                       SHARES OF
                                        COMMON                                     SHARES       PERCENT
                                         STOCK                                       OF           OF
                                       OWNED OR                                    COMMON       COMMON
                                       ISSUABLE                                     STOCK        STOCK
                                        BEFORE                     REGISTERED       OWNED        OWNED
                                       OFFERING                      SHARES          OR           OR
                                      (EXCLUDING     CONTINGENT    (EXCLUDING     ISSUABLE     ISSUABLE
                                      CONTINGENT       SHARES      CONTINGENT       AFTER        AFTER
    NAME OF SELLING STOCKHOLDER         SHARES)       ISSUABLE       SHARES)      OFFERING     OFFERING
-----------------------------------  ------------  -------------  ------------  ------------  ----------
RL Capital Partners                         17,424         15,120        17,424             0      *
Rodriguez Perez, Raimundo &                 10,080         10,080        10,080             0      *
   Anelies H. Huter de R.
Roffer, Marion                              10,080         10,080        10,080             0      *
Rosenwald, Lindsay A. (7)                  148,734         82,240       148,734             0      *
Rothschild, Jonathan E.                     12,384         10,080        12,384             0      *
Rubin, Wayne L. (3)                         26,379         15,203        26,379             0      *
Rudick, Joseph (3)                           9,025          3,150         9,025             0      *
Rudolf, Richard G.                          10,080         10,080        10,080             0      *
Ruggeberg, Karl (3)                          7,426          7,403         7,426             0      *
Ruttenberg, David W.                         5,040          5,040         5,040             0      *
Ruyan, Jerry L.                              6,912              0         6,912             0      *
Saker, Wayne                                10,080         10,080        10,080             0      *
Salvi, Emilio S.                             5,040          5,040         5,040             0      *
Sanger Investments                           4,032          4,032         4,032             0      *
Schaeffer, Harold & Bess                     5,040          5,040         5,040             0      *
Schlotterbeck, Robert                        5,040          5,040         5,040             0      *
Schneider, Joel & Jane                       5,040          5,040         5,040             0      *
Schonzeit, Andrew W.                         3,456              0         3,456             0      *
Schottenfeld Associates                     10,080         10,080        10,080             0      *
Schwartz, Carl F.                            5,040          5,040         5,040             0      *
Serbin, Richard and Kathe Serbin,           34,562              0         2,304        32,258      *
   JTWROS
Shapiro, Robert & Sandra                     5,040          5,040         5,040             0      *
Sherrill, H. Virgil                         10,368              0        10,368             0      *
Siegel, Andrew J.                            5,040          5,040         5,040             0      *
Slovin, Bruce                                6,912              0         6,912             0      *
Smeriglio, Michael J. & Geraldine Z.         5,040          5,040         5,040             0      *
Smithson Ventures Money Purchase            10,080         10,080        10,080             0      *
   Pension Plan, DLJ custodian
T. Soep #2 Trust FBO Catharina               5,040          5,040         5,040             0      *
   Polak, Jack Polak, Trustee
Solano, Jr., James J.                        5,040          5,040         5,040             0      *
Solloway, William J.                         2,016          2,016         2,016             0      *
Solomon, Deborah (3)                         1,864          1,864         1,864             0      *
Solomon, Philip                              5,040          5,040         5,040             0      *
Spana, Carl A.  (8)                          5,040          5,040         5,040             0      *
Spint, Robert L., Trust UA DTD               5,040          5,040         5,040             0      *
   10/19/89, Robert L. Spint, Trustee
Stadtmauer, Rabbi Murray & Clare             5,040          5,040         5,040             0      *


------------------------------------

* indicates less than one percent


                                       SHARES OF
                                        COMMON                                     SHARES       PERCENT
                                         STOCK                                       OF           OF
                                       OWNED OR                                    COMMON       COMMON
                                       ISSUABLE                                     STOCK        STOCK
                                        BEFORE                     REGISTERED       OWNED        OWNED
                                       OFFERING                      SHARES          OR           OR
                                      (EXCLUDING     CONTINGENT    (EXCLUDING     ISSUABLE     ISSUABLE
                                      CONTINGENT       SHARES      CONTINGENT       AFTER        AFTER
    NAME OF SELLING STOCKHOLDER         SHARES)       ISSUABLE       SHARES)      OFFERING     OFFERING
-----------------------------------  ------------  -------------  ------------  ------------  ----------
Stern, Andrea                                5,040          5,040         5,040             0      *
Stevens-Knox & Associates, Inc.             25,345         20,161        25,345             0      *
Strassman, Joseph & Barbara                 70,564         70,564        70,564             0      *
Strassman, Richard                          11,088         11,088        11,088             0      *
Suan Investments                            13,824              0        13,824             0      *
Suppa, Enrico F.                             5,040          5,040         5,040             0      *
Sutel, Saul, Ind. Ret Acct., Cowen &         5,040          5,040         5,040             0      *
   Co. Cust.
Taub, Hindy                                  3,456              0         3,456             0      *
Teitelbaum, Menashe                          2,520          2,520         2,520             0      *
Teitelbaum, M.D., Myron M.                   5,040          5,040         5,040             0      *
Token House Trading Company                 20,161         20,161        20,161             0      *
   Limited
UFH Endowment Ltd.                          50,403         50,403        50,403             0      *
Umbach, Joseph A.                           10,080         10,080        10,080             0      *
Uram, Jack                                   5,040          5,040         5,040             0      *
Valori Associates, Inc.                      5,040          5,040         5,040             0      *
Vinson, Donald E. & Virginia V.,             5,040          5,040         5,040             0      *
   Trust
Vitan Group, L.L.C.                          5,040          5,040         5,040             0      *
Vitols, J.                                  10,080         10,080        10,080             0      *
Vivaldi, Ltd. (9)                           54,719              0        38,018        16,701      *
Walko, Mark & Sally Lynn                     5,040          5,040         5,040             0      *
Walko, Mark                                    691              0           691             0      *
Walner, David (3)                            4,901          4,901         4,901             0      *
Waring, Saul                                 5,040          5,040         5,040             0      *
Weinberg, Matthew F.                         5,040          5,040         5,040             0      *
Weiner, Arlene                               5,040          5,040         5,040             0      *
Weinstein, Marshall                          3,456              0         3,456             0      *
Weiss, Michael S. (10)                      40,038         15,526        27,113        12,925      *
Wertheimer, Samuel P. and Pamela             3,456              0         3,456             0      *
   B. Rosenthal, JTWROS
Whetten, Robert J.                          30,241         30,241        30,241             0      *
Wiencek, John R.                             4,032          4,032         4,032             0      *
Willett, William H.                         10,080         10,080        10,080             0      *
Williamson, Robert and Caroline             10,080         10,080        10,080             0      *
Winans, Tim                                  2,016          2,016         2,016             0      *
Wrubel, Michael J.                           5,040          5,040         5,040             0      *
Young, Jonathan M.                           2,304              0         2,304             0      *
Young, Jonathan M. & Lyudmila               10,080         10,080        10,080             0      *


------------------------------------

* indicates less than one percent


                                       SHARES OF
                                        COMMON                                     SHARES       PERCENT
                                         STOCK                                       OF           OF
                                       OWNED OR                                    COMMON       COMMON
                                       ISSUABLE                                     STOCK        STOCK
                                        BEFORE                     REGISTERED       OWNED        OWNED
                                       OFFERING                      SHARES          OR           OR
                                      (EXCLUDING     CONTINGENT    (EXCLUDING     ISSUABLE     ISSUABLE
                                      CONTINGENT       SHARES      CONTINGENT       AFTER        AFTER
    NAME OF SELLING STOCKHOLDER         SHARES)       ISSUABLE       SHARES)      OFFERING     OFFERING
-----------------------------------  ------------  -------------  ------------  ------------  ----------
Yud, Yoseph                                  1,152              0         1,152             0      *
Zapco Holdings, Inc. Deferred               20,161         20,161        20,161             0      *
   Compensation Plan Trust
Zuck, Alfred C.                              5,040          5,040         5,040             0      *
Zuck, Vilma B., Irrevocable Trust            5,040          5,040         5,040             0      *
   FBO Alfred Zuck & other persons,
   Randall Zuck & Paul Millman
   Ttees DTD 12/28/87
Zucker, Uzi                                  3,456              0         3,456             0      *


------------------------------------

* indicates less than one percent

(1)    Formerly employed by and/or associated with Paramount.

(2) Aries Domestic Fund, L.P. and The Aries Trust share voting and investment power as to their shares with Lindsay A. Rosenwald, M.D. and Paramount Capital Asset Management, Inc. Dr. Rosenwald is the President of Paramount and is the President, Chairman of the Board and sole shareholder of Paramount Capital Asset Management, Inc., the general partner of Aries Domestic Fund, L.P. and the investment manager of The Aries Trust. Paramount Capital Asset Management, Inc. and Dr. Rosenwald disclaim beneficial ownership of the shares held by Aries Domestic Fund, L.P. and The Aries Trust except to the extent of their pecuniary interest therein, if any.

(3)    Employees, salespersons or other affiliates of Paramount.

(4) Bioquest Venture Leasing Partnership L.P. is the designee of Aberlyn Holding Co., Inc., which is, with its affiliates, the Company's largest creditor.

(5) Robert G. Rehme, President of Cinco De Mayo, Ltd., was a director of the Company before the Merger.

(6) William I. Franzblau was a director and chief executive officer of the Company before the Merger.

(7)    Lindsay A. Rosenwald,  M.D. is the Chairman of the Board and President of
       Paramount  and  is  the  President,   Chairman  of  the  Board  and  sole
       shareholder of Paramount Capital Asset Management, Inc.

(8) Carl A. Spana is the grandfather of Carl Spana, Ph.D., a director and Executive Vice President of the Company.

(9) Lawrence L. Kuppin, general partner of Vivaldi, Ltd., was a director of the Company before the Merger.

(10) Michael S. Weiss is a director of the Company and a Senior Managing Director of Paramount.



                              PLAN OF DISTRIBUTION

       Selling Stockholders may, but are not required to, sell Registered Shares from time to time directly to purchasers or through underwriters, brokers, dealers or agents. Selling Stockholders will pay any underwriting discounts or commissions applicable to the sale of the Registered Shares. Selling

Stockholders may sell Registered Shares on a securities exchange, in the over-the-counter market, in privately negotiated transactions, or in a combination of these methods, without notice to the Company. If a Selling
Stockholder intends to sell Registered Shares by any other method or transaction, the Selling Stockholder must give the Company notice at least five business days in advance. Selling Stockholders must sell Registered Shares in accordance with the Registration Statement and must comply with the prospectus delivery requirements of the Securities Act. Selling Stockholders must discontinue disposition of Registered Shares during certain limited periods when
(i) the Company is required to supplement or amend this Prospectus, (ii) the Company is engaging in a primary underwritten offering, or (iii) the Company determines that disclosure of material undisclosed information required in a prospectus would have an adverse effect on the Company or is otherwise inadvisable.

        There can be no assurance that the Selling Stockholders will sell any or all of the Registered Shares offered by them hereunder.

     The Registered Shares which are issued on conversion of shares of Series A Convertible Preferred Stock other than those issued on exercise of Preferred Stock Placement Warrants (the "Lock-up Shares") are subject to a partial, diminishing lock-up agreement for up to nine (9) months after the effective date of the Registration Statement (the "Effective Date"). Without the prior written consent of Paramount, holders of Lock-up Shares may not directly or indirectly sell or otherwise dispose of the Lock-up Shares according to the following schedule: 75% of Lock-up Shares are subject to lock-up until three (3) months after the Effective Date; 50% of Lock-up Shares are subject to lock-up until six
(6) months after the Effective Date; 25% of Lock-up Shares are subject to lock-up until nine (9) months after the Effective Date; and the remaining 25% of the Lock-up Shares are not subject to any restriction.

     The Company has registered the Registered Shares (the "Registration") under the Securities Act on behalf of the Selling Stockholders, pursuant to registration rights contained in the agreements by which each Selling Stockholder acquired Registered Shares or securities convertible into or exercisable for Registered Shares. The Company will pay all expenses of the Registration, and of qualification or exemption of the Registered Shares under state securities laws, excluding fees of legal counsel for Selling Stockholders. The Company is obligated to use its best efforts to keep the Registration effective until the Selling Stockholders have completed the distribution described in this Prospectus. Whether or not the Selling Stockholders have completed the described distribution, the Company may cease to keep the Registration effective with respect to a Selling Stockholder's Registered Shares at any time when such Selling Stockholder may sell all of such Selling
Stockholder's Registered Shares under Rule 144 under the Securities Act (or other exemption from the registration requirements of the Securities Act acceptable to the Company) in a three-month period.

     Selling Stockholders and any broker-dealers that participate in the sale of the Registered Shares may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the Registered Shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act. The Company will inform the Selling Stockholders that terms and arrangements of any underwritten offering must be filed with the National Association of Securities Dealers, Inc. ("NASD") for its review pursuant to Section 2710 of the NASD's Corporate Financing Rules.

     The Company has, as of the date of this Prospectus, informed the Selling Stockholders that the anti-manipulation provisions of Regulation M promulgated under the Exchange Act may apply to the sales of Registered Shares. The Company will also advise the Selling Stockholders of the requirement for delivery of this Prospectus in connection with any sale of the Registered Shares.

     Certain Selling Stockholders may from time to time purchase shares of Common Stock in the open market. The Company has, as of the date of this Prospectus, informed the Selling Stockholders that they should not commence any distribution of the Registered Shares unless they have terminated their purchasing of, bidding for and attempting to induce any other person to bid for or purchase Common Stock in the open market as provided in applicable securities regulations, including Regulation M.



                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Company has obtained a directors' and officers' liability insurance policy which covers, among other things, certain liabilities arising under the Securities Act.

     In the agreements pursuant to which the Company has registered the Registered Shares in the Registration Statement, the Company has agreed, to the extent permitted by law, to indemnify each Selling Stockholder (with the exception of Bioquest Venture Leasing Partnership L.P.), control persons of Selling Stockholders and underwriters of the Registered Shares against liabilities arising out of untrue statements or omissions of material facts in the Registration Statement or this Prospectus, except to the extent that the untrue statement or omission is based on written information provided by the Selling Stockholder for inclusion in the Registration Statement or this Prospectus. Each Selling Stockholder (with the exception of Bioquest Venture Leasing Partnership L.P.) has agreed to indemnify the Company, its directors, officers and control persons, and underwriters of the Registered Shares against liabilities arising out of untrue statements or omissions of material facts in the Registration Statement or this Prospectus, but only to the extent that the untrue statement or omission is based on written information provided by the Selling Stockholder for inclusion in the Registration Statement or this Prospectus.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.



                                  LEGAL MATTERS

     Certain legal matters relating to the Registered Shares offered hereby will be passed upon for the Company by Rubin Baum Levin Constant & Friedman, New York, New York, counsel to the Company. Members of Rubin Baum Levin Constant & Friedman have been granted options under the 1996 Stock Option Plan to purchase an aggregate of 12,500 shares of Common Stock at an exercise price of $8.00 per share. The options are immediately exercisable and will expire on January 3, 2007.



                                     EXPERTS

     The audited financial statements incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                       [OUTSIDE BACK COVER OF PROSPECTUS]
--------------------------------------------------------------------------------



NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                  --------------------------------------------



                                TABLE OF CONTENTS

           Item                                                  Page Number

Available Information.........................................Inside Front Cover
Documents Incorporated By Reference...........................Inside Front Cover
Business Summary.......................................................1
Risk Factors...........................................................5
Use of Proceeds.......................................................15
Description of Securities.............................................15
Selling Stockholders..................................................16
Plan of Distribution..................................................25
Indemnification for Securities Act Liabilities........................27
Legal Matters.........................................................27
Experts...............................................................27
Table of Contents.............................................Outside Back Cover


                  --------------------------------------------


                                    6,634,432
                                  COMMON STOCK


                               [GRAPHIC OMITTED]




                           PALATIN TECHNOLOGIES, INC.

                  --------------------------------------------


                                   PROSPECTUS

                  --------------------------------------------

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

           The Company will bear all expenses, estimated at $105,000, incurred in connection with the registration of the Registered Shares under the Securities Act and qualification or exemption of the Registered Shares under state securities laws, excluding fees of legal counsel for any Selling Stockholder. Each Selling Stockholder will pay all underwriting discounts and selling commissions applicable to the sale of the Selling Stockholder's Registered Shares.


SEC registration fees..............      $14,567
Blue Sky fees and expenses*........      $15,000
Costs of printing and engraving*...      $10,000
Legal fees and expenses*...........      $50,000
Accounting fees and expenses*......       $5,000
Miscellaneous*.....................      $10,433
                                         -------
 TOTAL.............................     $105,000
 *Estimated.



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or serving at the request of the corporation in similar capacities, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action or suit by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court having jurisdiction shall determine that such person is fairly and reasonably entitled to indemnity.

           Article V, Section 3 of the Company's Certificate of Incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of a fiduciary duty as a director.

           Article VI of the Company's Certificate of Incorporation provides that the Company shall make the indemnification permitted under Section 145 of the Delaware General Corporation Law, as summarized above, but only (unless ordered by a court) upon a determination by a majority of a quorum of disinterested directors, by independent legal counsel in a written opinion, or by the stockholders, that the indemnified person has met the applicable standard of conduct. Article VI further provides that the Company may advance expenses for defending actions, suits or proceedings upon such terms and conditions as the Company's Board of Directors deems appropriate, and that the Company may purchase insurance on behalf of indemnified persons whether or not the

                                   Part II - 1

Company would have the power to indemnify such persons under Section 145 the Delaware General Corporation Law.

           The Company's Bylaws contain substantially the same indemnification provisions as the Company's Certificate of Incorporation, summarized above.

           The Company's employment agreement with Edward J. Quilty requires the Company to indemnify and advance expenses to Edward J. Quilty, the Company's Chairman of the Board, President and Chief Executive Officer, to the fullest extent permitted under Section 145 of the Delaware General Corporation Law.

           Each of the agreements pursuant to which Selling Stockholders acquired Registered Shares from the Company provides that the Company will indemnify each Selling Stockholder, and each Selling Stockholder will indemnify the Company, and in some cases the Company's directors, officers and control persons, against certain liabilities which might arise from the Offering. The indemnifications may cover liabilities arising under the Securities Act. The obligation of a Selling Stockholder to indemnify the Company or its affiliates is (absent fraud) limited to liabilities based on written information which the Selling Stockholder provides to the Company for inclusion in the Registration Statement.

           The Company has obtained a directors' and officers' liability insurance policy which covers, among other things, certain liabilities arising under the Securities Act.



ITEM 16.  EXHIBITS.

                                    EXHIBITS

           The following exhibits are filed with this Registration Statement, or incorporated by reference as noted:

           2.1 Agreement and Plan of Reorganization dated as of April 12, 1996 by and between Interfilm, Inc., Interfilm Acquisition Corp. and RhoMed Incorporated. (a)

           2.2 Waiver and Consent dated as of June 24, 1996, between Interfilm, Inc., Interfilm Acquisition Corp. and RhoMed Incorporated. (b)

           4.1    Specimen Certificate for Common Stock. (c)

           4.2 Patent Assignment and License Agreement dated as of July 15, 1993, between RhoMed Incorporated and Aberlyn Capital Management Limited Partnership. (b)

           4.3 Master Lease Agreement dated November 16, 1994, between RhoMed Incorporated and Aberlyn Capital Management Limited Partnership. (b)

           4.4 Letter Agreement, dated as of April 28, 1995, between Aberlyn Capital Management Limited Partnership and RhoMed Incorporated. (b)

           4.5 Stock Purchase and Modification Agreement, dated as of June 24, 1996, between Aberlyn Capital Management Limited Partnership, Aberlyn Holding Company, Inc. and RhoMed Incorporated. (b)

           4.6    Specimen Certificate for Series A Convertible Preferred
                  Stock. (d)

           5.1 Opinion of Rubin Baum Levin Constant & Friedman, counsel to the Company, re: legality.*

           10.29 Form of Placement Agent Warrant for the Series A Convertible Preferred Stock Offering.*

           10.30  Form of Financial Advisory Services Agreement Warrant.*

                                   Part II - 2

           23.1 Consent of Rubin Baum Levin Constant & Friedman. (Included in Exhibit 5.1.)

           23.2   Consent of Arthur Andersen LLP.*

           24.1   Power of Attorney (included on the signature page hereof).

           27     Financial Data Schedule.  (e)



                                NOTES TO EXHIBITS

              *    Filed with this Registration Statement.

              (a) Incorporated by reference to Exhibit 2.1 of the Company's Form 8-K dated June 25, 1996, filed with the Commission on July 10, 1996.

              (b) Incorporated by reference and previously filed as an exhibit to the Company's Form 10-KSB Annual Report for the period ended June 30, 1996, filed with the Commission on September 27, 1996.

              (c) Incorporated by Reference to Exhibit 4.1 of the Company's Form 8-K dated July 19, 1996, filed with the Commission on August 9, 1996.

              (d) Incorporated by reference and previously filed as an exhibit to the Company's Form 10-QSB/A Amendment No. 2 for the quarter ended March 31, 1997, filed with the Commission on July 17, 1997.

              (e) Incorporated by reference and previously filed as an exhibit to the Company's Form 10-QSB Quarterly Report for the quarter ended September 30, 1997, filed with the Commission on November 14, 1997.



ITEM 17.  UNDERTAKINGS.

     The Company will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   Part II - 3

                                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on November 25, 1997.


PALATIN TECHNOLOGIES, INC.


By:  /s/ Edward J. Quilty
     ---------------------------
     Edward J. Quilty
     Chairman of the Board, President
     and Chief Executive Officer



                                   Part II - 4

                                        POWER OF ATTORNEY

     We, the undersigned officers and directors of Palatin Technologies, Inc., severally constitute Edward J. Quilty and Stephen T. Wills, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Palatin Technologies, Inc. to comply with all requirements of the Securities and Exchange Commission.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                                TITLES                                 DATE


     /s/ Edward J. Quilty
--------------------------       Chairman of the Board, President and Chief       November 25, 1997
     Edward J. Quilty            Executive Officer (principal executive officer)


     /s/ Carl Spana
-------------------------        Executive Vice President and Director            November 25, 1997
     Carl Spana


     /s/ Stephen T. Wills
-------------------------        Vice President and Chief Financial Officer       November 25, 1997
     Stephen T. Wills            (principal financial and accounting officer)


     /s/ Michael S. Weiss
-------------------------        Director                                         November 25, 1997
     Michael S. Weiss


     /s/ James T. O'Brien
 -------------------------       Director                                         November 25, 1997
     James T. O'Brien


     /s/ John K.A. Prendergast
 -------------------------       Director                                         November 25, 1997
     John K.A. Prendergast


                                   Part II - 5